UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant To Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. __ )

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

GLACIER BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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GLACIER BANCORP, INC.
49 Commons Loop
Kalispell, Montana 59901

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 24, 2019
9:00 a.m. Mountain Time

To the Shareholders of Glacier Bancorp, Inc.:
We cordially invite you to attend the 2019 Annual Meeting of Shareholders of Glacier Bancorp, Inc. (“Annual Meeting”) at The Hilton Garden Inn, 1840 Highway 93 South, Kalispell, Montana. The meeting’s purpose is to vote on the following proposals, together with any other business that may properly come before the meeting:

1.	To elect ten directors to serve on the board of directors until the 2020 annual meeting of shareholders;

2.	To vote on an advisory (non-binding) resolution to approve the compensation of Glacier Bancorp, Inc.’s named executive officers;

3.	To ratify the appointment of BKD, LLP as Glacier Bancorp, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2019; and

4.	To transact such other matters as may properly come before the meeting or any adjournments or postponements.
If you were a shareholder of record on March 1, 2019, you may vote on the proposals presented at the Annual Meeting in person or by proxy. We encourage you to promptly phone in your vote, vote via the internet, or complete and return the enclosed proxy card in order to ensure that your shares will be represented and voted at the meeting in accordance with your instructions. If you attend the meeting in person, you may withdraw your proxy and vote your shares.
Further information regarding voting rights and the business to be transacted at the Annual Meeting is included in the accompanying Proxy Statement. The directors, officers, and employees who serve you genuinely appreciate your continued interest and support as a shareholder in the affairs of Glacier Bancorp, Inc. and in its growth and development.

March 14, 2019	BY ORDER OF THE BOARD OF DIRECTORS
/s/ Ron J. Copher
Ron J. Copher, Secretary

YOUR VOTE IS IMPORTANT
Whether or not you plan to attend the Annual Meeting, please phone in your vote, vote via the internet, or sign and date your proxy card and return it in the enclosed postage prepaid envelope (please allow ten business days for your proxy card to be processed). You do not need to retain the proxy card in order to be admitted to the Annual Meeting. If you attend the Annual Meeting, you may vote either in person or by proxy. You may revoke any proxy that you have given either in writing or in person at any time prior to the proxy’s exercise.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on April 24, 2019. A copy of this Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2018, which includes the Form 10-K, are available at www.glacierbancorp.com.

i

Option Exercises and Stock Vested	29
Director and Employee Plans	29
Post-Employment and Termination Benefits	29
Nonqualified Deferred Compensation	30
Pension Benefits	31
2018 Employment Arrangements and Potential Payments Upon Termination or Change In Control	31
CEO Compensation Pay Ratio	35
COMPENSATION OF DIRECTORS	36
Director Compensation Table	36
Director Equity Compensation	37
REPORT OF COMPENSATION COMMITTEE	37
PROPOSAL NO. 2 ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION	37
AUDITORS	38
Fees Paid to Independent Registered Public Accounting Firm	38
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors	39
REPORT OF AUDIT COMMITTEE	40
PROPOSAL NO. 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	40
TRANSACTIONS WITH MANAGEMENT	41
Certain Transactions	41
OTHER BUSINESS	41
SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS	42
Shareholder Proposals	42
Director Nominations	42
Copy of Bylaw Provisions	42
ANNUAL REPORT TO SHAREHOLDERS	42
DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS	43

ii

GLACIER BANCORP, INC.
49 Commons Loop
Kalispell, Montana 59901
(406) 756-4200

PROXY STATEMENT
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on April 24, 2019:
A copy of this Proxy Statement and the Annual Report to Shareholders (“Annual Report”) for the year ended December 31, 2018, which includes the Form 10-K (“Form 10-K”), are available at www.glacierbancorp.com.
INFORMATION ABOUT THE MEETING
Meeting Information. This Proxy Statement (“Proxy Statement”) and the accompanying proxy card are being sent to shareholders on or about March 14, 2019 for use in connection with the Annual Meeting of Glacier Bancorp, Inc. (“Company” or “Glacier”) to be held on Wednesday, April 24, 2019 at 9:00 a.m. Mountain Time. In this Proxy Statement, the terms “we,” “us” and “our” refer to Glacier Bancorp, Inc.
Solicitation of Proxies. Our board of directors (“Board”) is soliciting shareholder proxies, and we will pay the associated costs. Solicitation may be made by our directors and officers and by our banking subsidiary, Glacier Bank (“Glacier Bank”), or by the directors and officers of the Glacier Bank divisions, operating under the following names.

●	Bank of the San Juans (Durango, CO)	●	First State Bank (Wheatland, WY)
●	Citizens Community Bank (Pocatello, ID)	●	Glacier Bank (Kalispell, MT)
●	Collegiate Peaks Bank (Buena Vista, CO)	●	Mountain West Bank (Coeur d’Alene, ID)
●	First Bank of Montana (Lewistown, MT)	●	North Cascades Bank (Chelan, WA)
●	First Bank (Powell, WY)	●	The Foothills Bank (Yuma, AZ)
●	First Security Bank of Bozeman (MT)	●	Valley Bank of Helena (MT)
●	First Security Bank of Missoula (MT)	●	Western Security Bank (Billings, MT)
We do not expect to engage an outside proxy solicitation firm to render proxy solicitation services. However, if we do, we will pay a fee for such services. Solicitation may be made through the mail or by telephone, facsimile, or personal interview.
Record Date. If you were a shareholder on March 1, 2019 (“Record Date”), you are entitled to vote at the Annual Meeting. There were approximately 84,579,372 shares of our common stock outstanding on the Record Date.
Quorum. The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes (as defined below) are counted as present for the purpose of determining the presence of a quorum.

Voting on Matters Presented

Proposal No. 1 - Election of Directors. The ten director nominees who receive the highest number of affirmative votes will be elected. Shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast FOR or WITHHELD from each nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.
As described below under the section entitled “Corporate Governance - Majority Voting Policy,” the Company has adopted a Majority Voting Policy (“Majority Voting Policy”). As a requirement of nomination, each director nominee of the Company is required to submit an irrevocable resignation as a director of the Company. The Company has such a letter on file from each 2019 director nominee. If any such director nominee receives more WITHHELD votes than FOR votes in an uncontested election of directors, his or her resignation will be considered by the Company’s Nominating/Corporate Governance Committee (“Nominating/Governance Committee”) and the Board.
Proposal No. 2 - Advisory (Non-Binding) Vote on Executive Compensation. The affirmative vote FOR by a majority of those shares present in person or by proxy and voting on this matter is required to approve the advisory (non-binding) resolution on the compensation of our Named Executive Officers (“Named Executive Officers”). You may vote FOR, AGAINST or ABSTAIN from approving the advisory (non-binding) resolution on executive compensation. Abstentions and broker non-votes will have no effect on the outcome of the proposal.
Proposal No. 3 - Ratification of Independent Registered Public Accounting Firm. The proposal to ratify the appointment of BKD, LLP as the Company’s independent registered public accounting firm (also referred to as “independent auditors”) for the fiscal year ending December 31, 2019 will be adopted if a majority of the votes present and entitled to vote are cast FOR the proposal. You may vote FOR, AGAINST or ABSTAIN from approving the proposal. Abstentions and broker non-votes will have no effect on the outcome of the proposal.
Voting of Proxies. Shares represented by properly executed proxies that are received prior to the deadline for submitting proxies and that are not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, the persons named in the proxy will vote the shares represented by the proxy (i) FOR the director nominees listed in this Proxy Statement, (ii) FOR the advisory (non-binding) resolution to approve the compensation of our Named Executive Officers, and (iii) FOR the ratification of the appointment of the independent registered public accounting firm. Any proxy given by a shareholder may be revoked before its exercise by:

•	giving notice to us in writing;

•	delivering to us a subsequently dated proxy card; or

•	notifying us at the Annual Meeting before the shareholder vote is taken.
Voting of Proxies by Shareholders of Record and by Beneficial Owners. A significant percentage of Glacier shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own names. As summarized below, there are some differences between the two types of ownership.

Shareholders of Record. If your shares are registered directly in your name with Glacier’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent to you directly by Glacier. As the shareholder of record, you have the right to grant your voting proxy directly to Glacier or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.
Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares.
Brokers cannot vote on behalf of beneficial owners on “non-routine” proposals (defined as “broker non-votes”). Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (i) the broker has not received voting instructions from the beneficial owner and (ii) the broker lacks discretionary voting power to vote such shares.
If your shares are held in street name and you do not submit voting instructions to your broker, your broker may vote your shares at this meeting on the ratification of the appointment of the independent registered public accounting firm only. If no instructions are given with respect to the election of directors or approval of the (non-binding) resolution on executive compensation, your broker cannot vote your shares on these proposals.
Voting in Person at the Annual Meeting

Shareholders of Record. Shares held directly in your name as the shareholder of record may be voted in person at the Annual Meeting. If you choose to vote your shares in person at the Annual Meeting, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.
Beneficial Owner. Shares held in street name may be voted in person by you only if you present a “Legal Proxy” at the Annual Meeting. Contact your broker or nominee immediately to obtain a “Legal Proxy,” and bring that document and proof of identification with you to the Annual Meeting.
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
There were approximately 84,579,372 shares of common stock outstanding on the Record Date, which was set at March 1, 2019. Shareholders are not permitted to cumulate their votes for the election of directors.

5% Shareholders
The following table includes information as of December 31, 2018 concerning the persons or entities, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), who or which was known to us to be the beneficial owner of more than 5% of the issued and outstanding common stock of the Company on the Record Date.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Common Stock	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	12,264,425 (2)	14.5%
Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	8,790,713 (3)	10.4%
_____________________________

(1)
Pursuant to rules promulgated by the SEC under the Exchange Act, a person or entity is considered to beneficially own shares of common stock if the person or entity has or shares (i) voting power, meaning the power to vote or to direct the voting of the shares or (ii) investment power, meaning the power to dispose of or to direct the disposition of the shares.

(2)
A Schedule 13G/A filed with the SEC on January 28, 2019 indicates that BlackRock, Inc. (“BlackRock”) had sole voting power over 12,056,512 shares and sole dispositive power over 12,264,425 shares of the Company’s common stock. The securities are beneficially owned by various investors for which BlackRock serves as investment advisor. For purposes of the Exchange Act, BlackRock is deemed to be a beneficial owner of such securities.

(3)
A Schedule 13G/A filed with the SEC on February 11, 2019 indicates that The Vanguard Group, Inc. (“Vanguard”) had sole voting power over 98,537 shares, shared voting power over 9,749 shares, sole dispositive power over 8,691,378 shares, and shared dispositive power over 99,335 shares of the Company’s common stock. The securities are beneficially owned by various investors for which Vanguard serves as investment advisor. For purposes of the Exchange Act, Vanguard is deemed to be a beneficial owner of such securities.

Directors and Named Executive Officers
The following table shows, as of March 1, 2019, the amount of Glacier common stock beneficially owned by (a) each director and director nominee of the Company, (b) the Named Executive Officers listed in the Summary Compensation Table below, and (c) all of Glacier’s directors, director nominees, and Named Executive Officers as a group. Beneficial ownership is a technical term broadly defined by the Securities and Exchange Commission (“SEC”). In general, beneficial ownership includes (i) securities over which a director or executive officer is deemed to have voting or investment control, either directly or indirectly, and (ii) stock options or other rights that are exercisable currently or become exercisable within 60 days of the date upon which the beneficial ownership was determined. Except as noted below, each holder has sole voting and investment control for all shares beneficially owned.

Name and Address** of Beneficial Owner	Position	Amount and Nature of Beneficial Ownership of Common Stock as of March 1, 2019 (1)
David C. Boyles	Director	128,712 (2)	*
Don J. Chery	Executive Vice President (“EVP”) and Chief Administrative Officer (“CAO”)	34,026 (3)	*
Randall M. Chesler	Director, President and Chief Executive Officer (“CEO”)	47,708	*
Sherry L. Cladouhos	Director	16,984 (4)	*
Ron J. Copher	EVP and Chief Financial Officer (“CFO”); Secretary	65,967 (5)	*
James M. English	Director	32,730 (6)	*
Annie M. Goodwin	Director	11,802 (7)	*
Dallas I. Herron	Director, Chairman of Glacier and Glacier Bank	65,375 (8)	*

Name and Address** of Beneficial Owner	Position	Amount and Nature of Beneficial Ownership of Common Stock as of March 1, 2019 (1)
Craig A. Langel	Director	62,082 (9)	*
Douglas J. McBride	Director	11,004	*
John W. Murdoch	Director	12,933 (10)	*
Mark J. Semmens	Director	11,317	*
George R. Sutton	Director	2,023 (11)	*
Executive officers and directors as a group (13 individuals)		502,663	*
_____________________________

*	Represents less than 1% of outstanding common stock.

**	The business address for each beneficial owner is 49 Commons Loop, Kalispell, Montana 59901.

(1)
The number and percentages shown are based on the number of shares of Glacier common stock deemed beneficially owned under applicable regulations and have been adjusted for stock splits and stock dividends.

(2)	Includes 127,494 shares held jointly with Mr. Boyles’ spouse.

(3)	All shares are held jointly with Mr. Chery’s spouse.

(4)	Includes 9,472 shares held jointly with Ms. Cladouhos’ spouse.

(5)	Includes 22,142 shares held for Mr. Copher’s account in the Company’s Profit Sharing and 401(k) Plan.

(6)	Includes 15,428 shares held in an IRA for the benefit of Mr. English and 17,302 shares held jointly with Mr. English’s spouse of which 12,928 shares are pledged or held in a margin account.

(7)	Includes 4,410 shares held in an IRA for the benefit of Ms. Goodwin.

(8)
Includes 12,000 shares held jointly with Mr. Herron’s spouse, 1,813 shares owned by Mr. Herron’s spouse, 1,756 shares held in an IRA account for the benefit of Mr. Herron, and 1,893 shares held in an IRA account for the benefit of Mr. Herron’s spouse.

(9)	Reflects 61,976 shares held directly by Mr. Langel, of which 22,485 shares are pledged or held in a margin account, and 106 shares owned by Mr. Langel’s spouse.

(10)	Reflects 12,933 shares held in the John W. Murdoch Revocable Trust dated April 13, 2011 for which Mr. Murdoch has voting and dispositive power.

(11)	Includes 300 shares held in an IRA for the benefit of Mr. Sutton.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers to send reports of their ownership of our stock to the SEC. Based solely upon a review of Forms 3 and 4 furnished to the Company, we believe that all Section 16(a) filing requirements that apply to our directors and executive officers were complied with for the fiscal year ended December 31, 2018, other than two late reports filed by Mr. Chesler, an executive officer and director of Glacier, reporting the withholding of restricted shares to satisfy his tax withholding obligations upon vesting.

Proposal No. 1
Election of Directors
In accordance with the Company’s Amended and Restated Articles of Incorporation and its amended and restated Bylaws (the “Bylaws”), the Board has set the number of directors for election to the Board at the 2019 Annual Meeting at ten and has nominated the persons identified below in the section entitled “Directors and Director Nominees” for election at the Annual Meeting. If you elect the nominees presented, they will hold office until the election of their successors at the annual meeting in 2020 or until their earlier resignation.
We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, the proxy may be voted for the election of such substitute nominee(s) as may be designated by the Board.
Directors and Director Nominees

Information regarding each of the nominees is provided below, including each nominee’s name, age as of March 1, 2019, principal occupation, public company directorships during the past five years, and the year first elected or appointed as a director of Glacier. All of the nominees are currently directors of both Glacier and Glacier Bank, with the exception of David C. Boyles, who is not a director of Glacier Bank. Certain of the directors also served as directors of Glacier’s other bank subsidiaries prior to Glacier’s consolidation of its bank subsidiaries with and into Glacier Bank, which occurred in April 2012. Information regarding the amount and nature of each nominee’s ownership of Glacier common stock is provided under the section entitled “Voting Securities and Principal Holders Thereof.”
Our Board is currently comprised of 11 members. Our Amended and Restated Articles of Incorporation provide that the number of directors shall be determined by a vote of the majority of the Board and shall be no fewer than seven and no more than 17. For election at the 2019 Annual Meeting, the Nominating/Governance Committee has identified ten director nominees, and the Board has set the number of directors at ten, effective as of the Annual Meeting.
David C. Boyles, 68, is a banker with over 45 years of commercial banking experience. He served as Chairman of the Board of Columbine Capital Corp. and its subsidiary Collegiate Peaks Bank (“Columbine”) from 2006 to January 2018 when Columbine was acquired by Glacier. Based on discussions with Mr. Boyles in the context of the acquisition, the Nominating/Governance Committee determined to recommend Mr. Boyles to the Board of the Company for appointment as a director, and he was appointed in June 2018 with an effective date of July 1, 2018. Prior to joining Columbine, Mr. Boyles served for 22 years as the President of Guaranty Bank and Trust Company. Mr. Boyles is a founding Trustee of the Rose Community Foundation in Denver, Colorado, where he served for ten years and then continued as a member of its Investment Committee for six years after his term as a Trustee. Mr. Boyles served on the board of directors of Rose Hospital for 40 years, and he has been on the boards of directors of Winter Park Ski Area and Boy Scouts of America, and he has been a trustee of HealthONE. Mr. Boyles also served as the Tenth Federal Reserve District representative to the Federal Reserve Advisory Council from 2006 to 2008. Mr. Boyles completed his undergraduate studies at the University of Colorado-Boulder where he earned a Bachelor of Arts degree in Chemistry and a Bachelor of Science degree in Business-Finance. Mr. Boyles brings to the Board his extensive banking and regulatory knowledge.

Randall M. Chesler, 60, was elected to the Board at the Company’s 2016 annual meeting. From August 1, 2015 to December 31, 2016, Mr. Chesler served as President of Glacier Bank. Since January 1, 2017, Mr. Chesler has served as President and CEO of each of Glacier and Glacier Bank. Mr. Chesler has more than 30 years of experience in the financial services industry, most recently as President of CIT Bank, the Salt Lake City-based banking subsidiary of CIT Group. During his ten years with CIT, Mr. Chesler held progressive leadership positions including President, Small Business Lending and President, Consumer Finance. Mr. Chesler brings to the Board broad experience in a variety of aspects of the banking and technology industries, as well as proven leadership skills.
Sherry L. Cladouhos, 63, was appointed to the Board in October 2010. She has served as Chairman of the Compensation Committee since July 2015 and served as the Chairman of the Compliance Committee from May 2013 to July 2015. She was employed by Blue Cross Blue Shield Montana for 36 years and served in a variety of leadership and executive roles, including Director of Customer Service and Administration, Vice President of Member Services and Support, Senior Vice President of Marketing and Operations, Co-Chief Operating Officer, and in 2005 was named President and CEO. She was responsible for the overall strategic direction of the company and worked with others to provide affordable healthcare coverage to Montanans until her retirement in 2010. Ms. Cladouhos is a Certified Health Insurance Executive and is a graduate of the Berkeley Healthcare Executive Program. Ms. Cladouhos also has served on the boards of numerous business and community-related organizations, she is past Chairman of the Montana Chamber of Commerce, and she served on the Montana Chamber of Commerce Foundation. Ms. Cladouhos brings extensive experience in executive-level leadership and strategic business decision making to the Board.
James M. English, 74, was appointed to the Board in February 2004 and has served as Chairman of the Nominating/Governance Committee since July 2013. He also served as a director of the Company’s former subsidiary, Mountain West Bank in Coeur d’Alene, Idaho, from 1996 until the consolidation of Glacier’s bank subsidiaries in 2012. He earned a Bachelor of Science degree in finance and a law degree from the University of Idaho. From 1996 to 2000, Mr. English served as the President and Chief Operating Officer for Idaho Forest Industries, Inc., a lumber manufacturing, real estate development and building products retail sales company. Mr. English has been an attorney in limited private practice as a sole practitioner of the English Law Firm in Hayden, Idaho since 2000. He is a partner in Great Sky Development of Boise, Idaho and serves on the board of RGB Holdings, Inc. Mr. English brings experience and expertise to the Board based on a legal career of over 40 years and experience as a business executive.
Annie M. Goodwin, 60, was appointed to the Board in June 2012 and has served as Chairman of the Risk Oversight Committee since July 2012. Ms. Goodwin is an attorney in Helena, Montana and is the principal of the Goodwin Law Office, L.L.C. She practices banking and regulatory law. She served as Montana’s Commissioner of Banking and Financial Institutions from 2001 to 2010, as chief legal counsel with the Montana Banking and Financial Institutions Division and Department of Commerce from 1988 to 2001 and worked in private practice prior to that time. Ms. Goodwin earned her Bachelor of Science degree in nursing from Carroll College and worked as a registered nurse before going on to earn her Juris Doctor degree from the University of Montana Law School in 1984. She continued her legal education at Hastings College of Law, George Mason University of Law in the Banking Law Section, and she completed the FDIC Bank Examination School for Attorneys. Ms. Goodwin is active in local and trade associations and was appointed to the Commission on Character and Fitness of Attorney Admissions to State Bar of the Montana Supreme Court where she has served as Chairman since 1988. Ms. Goodwin brings to the Board her expertise and knowledge gained in her role as Commissioner where she had regulatory oversight over the financial institutions in Montana.

Dallas I. Herron, 74, was appointed to the Board in June 2008 and has served as its Chairman since the 2013 annual meeting. Prior to his appointment to the Glacier Board in 2008, Mr. Herron was a director of Glacier Bank and served from 1998 through 2008. He received his Bachelor of Science degree in aeronautical engineering from Northrop University in 1966. Mr. Herron has worked in the oil industry for over 40 years and is the CEO of CityServiceValcon, LLC, which markets petroleum products in Montana, Idaho, Washington, and ten other states. He is a past President of the Western Petroleum Marketing Association, a seven-state trade association. He serves on Chevron’s Western U.S. Advisory Council and has also served as Senior Director of the Petroleum Marketer Association of America. Mr. Herron is active in the community and in the forest products and transportation industries. Mr. Herron brings to the Board over 40 years of experience as a business executive in the energy sector, which is also a regulated business.
Craig A. Langel, 68, was appointed to the Board in December 2005 and has served as Chairman of the Audit Committee since 2009. Mr. Langel received his education at Montana State University, graduating with a Bachelor of Science degree in accounting in 1973. He received his Certified Public Accountant (“CPA”) license in 1974. Mr. Langel has served the accounting profession for over 40 years and is a CPA accredited in Business Valuation and a Certified Valuation Analyst. He is President and shareholder of Langel & Associates, P.C., providing consulting and tax services throughout the United States. In addition, Mr. Langel is the owner and CEO of CLC Restaurants, Inc., which owns and operates Taco Bell and KFC restaurants in Montana, Idaho, and Washington, and he is a part owner of Mustard Seed Restaurants. Mr. Langel served as a director of Glacier’s former subsidiary First Security Bank of Missoula from 1984 to 2005 and was re-elected to the board in February 2009, serving until the consolidation of Glacier’s bank subsidiaries in 2012. He also serves on the board of directors of two non-profit organizations. With a career of over 40 years as a CPA, Mr. Langel brings extensive financial acumen to the Board, in addition to his experience as a business owner and executive.
Douglas J. McBride, 66, was appointed to the Board in September 2006 and has served as Chairman of the Compliance Committee since July 2015. Dr. McBride has been an optometrist in Billings for over 30 years. He received his Bachelor of Arts degree at Linfield College and his Doctor of Optometry degree at the Illinois College of Optometry in 1978. Dr. McBride is a former President of the Montana State Board of Examiners for Optometry, of which he has been a member since 1993. He is also the former Chairman of the Advisory Board for TLC Laser Eye Center in Billings and is the former administrator for the State of Montana for Vision Source, an optometric franchise. He is a past President of the Montana Optometric Association. Dr. McBride also served as a director of the Company’s former subsidiary Western Security Bank, serving from 2003 until the consolidation of Glacier’s bank subsidiaries in 2012. Dr. McBride’s expertise in the healthcare community is valuable to the Board and allows him to provide insight into the Company’s healthcare and medical benefit issues, as well as the healthcare industry in general.
John W. Murdoch, 76, was appointed to the Board in September 2005. Mr. Murdoch graduated from Doane College with a Bachelor of Arts degree in 1964. He worked in the ranch and home supply industry for over 40 years. From 1994 to July 2017, he was an owner of Murdoch’s Ranch & Home Supply, LLC, a ranch and home retail operation, and served as its President from its founding until 2006, when he sold a majority ownership to key employees. As President, he coordinated the efforts required to run a 1,700-employee, multi-location, multi-state retail operation, including the oversight of purchasing, marketing, human resources, distribution and accounting. Mr. Murdoch served as a director of the Company’s former subsidiary Big Sky Western Bank from December 2002 to February 2010, and he served on the Montana State University Foundation board in 2009 and 2010. In addition, he served as a director for Bozeman Deaconess Hospital from 2008 to 2017. Mr. Murdoch was also President of Mid-States Distributing Co., Inc. in 1990 and then again in 2006 and 2007. Mid-States is a buying cooperative for farm supply stores with over 500 stores and $3 billion in retail sales annually. Mr. Murdoch brings to the Board broad experience and expertise based on his management and oversight of substantial consumer businesses.
George R. Sutton, 71, was appointed to the Board in September 2017. Mr. Sutton is an attorney and Of Counsel to the Salt Lake City-based law firm Jones Waldo Holbrook & McDonough, where he has practiced since March of 2008. Mr. Sutton served as the Utah Commissioner of Financial Institutions from 1987 to 1992, where he was responsible for regulating all state-chartered depository institutions and all consumer financial services providers in Utah. Since 1993, Mr. Sutton has specialized in bank regulation. He assists clients with new bank and other regulatory applications, provides compliance reviews of products and services, and advises boards and management on regulation and corporate governance matters. From July 2009 to December 2016, Mr. Sutton served as a member of the board of directors of Synchrony Bank (previously named GE Capital Retail Bank). Synchrony Bank is a federal savings bank with assets in excess of $73.6 billion and is a wholly owned subsidiary of Synchrony Financial, which is traded on the NYSE under the symbol “SYF.” Mr. Sutton was an independent director and a member of the audit and compensation committees. Mr. Sutton completed his undergraduate studies and his Juris Doctor degree at the University of Utah. Mr. Sutton brings to the Board his extensive experience in the banking industry as a regulator, operator, and attorney.
The Board unanimously recommends a vote FOR the election of each of the nominees to the Board.
CORPORATE GOVERNANCE

Corporate Governance Guidelines and Policies
The Board is committed to good business practices, transparency in financial reporting and high standards of corporate governance. Glacier operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance. The Board periodically reviews our governance policies and practices against those suggested by various groups or authorities active in corporate governance and the practices of other companies, as well as the requirements of the related SEC rules and the listing standards of the NASDAQ Stock Market (“NASDAQ”).
Our Governance Documents and Policies
You can access our current corporate governance documents, including the Corporate Governance Policy, the Code of Ethics for Senior Financial Officers, the Director Code of Ethics, the Clawback Policy, the Anti-Hedging Policy, the Anti-Pledging and Margin Account Policy, the Majority Voting Policy (summarized below), the Stock Ownership and Retention Guidelines, and the charters of the Audit, Compensation, Compliance, Nominating/Governance, and Risk Oversight Committees, by visiting the Company’s website at www.glacierbancorp.com and clicking on “Governance Documents” or by writing to: Corporate Secretary, 49 Commons Loop, Kalispell, Montana 59901.
Governance Policy and Codes of Ethics
The Board has adopted and adheres to a Corporate Governance Policy which the Board and management believe represents sound governance practices and provides a framework to sustain our success and build long-term value for our shareholders.

The Board has adopted a Code of Ethics for Senior Financial Officers which applies to its principal executive officer, principal financial officer, principal accounting officer, chief administrative officer, controller, treasurer, and any persons performing similar functions. The Board has also adopted a Director Code of Ethics.
Clawback Policy
The Board adopted a “clawback” policy providing for the recovery of incentive compensation in certain circumstances. Under the clawback policy, if Glacier is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under applicable securities laws, the Company will recover compensation from any current or former executive officer who received incentive compensation (including equity-based compensation) during the three-year period preceding the date of the restatement, based on the erroneous data, in excess of what would have been paid to the executive under the accounting restatement.
Anti-Hedging Policy
The Board has adopted an Anti-Hedging Policy that prohibits our directors, officers and employees from engaging in a “hedging transaction,” which is generally a transaction that would have the economic effect of establishing a downside price protection in connection with Glacier common stock owned by such person. This type of transaction may create the appearance that the person’s interests are not aligned with those of the Company’s shareholders generally, to the extent that it is designed to hedge or offset against any decrease in the market value of Glacier common stock.
Anti-Pledging and Margin Account Policy
The Board has adopted an Anti-Pledging Policy that prohibits our directors and executive officers from pledging Glacier common stock as collateral or from holding Glacier common stock in a margin account. This policy was originally adopted on June 30, 2015 and does not affect any pledges of Glacier common stock that were made prior to that date, except that no such pre-existing pledges may be increased in amount after that date.
Stock Ownership and Retention Guidelines
The Board has approved stock ownership and retention guidelines for its directors and executive officers which are intended to help closely align the financial interests of such persons with those of Glacier’s shareholders. Within five years after appointment or election to the Board, each director is expected to acquire and retain shares of Glacier common stock having a market value of at least five times his or her annual cash retainer. All directors have met the guideline or are on track to meet the guideline within the required timeframe.
Similarly, executive officers who are required to file reports pursuant to Section 16 of the Exchange Act are expected, within five years of appointment or within three years of an increase in base salary, to acquire and retain Glacier shares having a specified market value. The CEO is expected to own shares having a market value equal to at least six times his or her annual base salary, and each other executive officer is expected to own shares having a market value equal to at least four times his or her annual base salary. Each of our executive officers has met the guideline or is on track to meet the guideline within the required timeframe.

Unless a director or executive officer has achieved the applicable guideline level of share ownership, he or she is required to retain an amount equal to 50% of the net shares received as a result of the exercise, vesting or payment of any Glacier equity awards granted to him or her.
Board Leadership Structure

The Board is committed to maintaining an independent Board. To that end, it has been our practice to separate the duties of Chairman and CEO. At this time, the Board believes that the separation of duties of Chairman and CEO eliminates any inherent conflict of interest that may arise when the roles are combined and that a non-employee director who is not serving as an executive officer of Glacier can best provide the necessary leadership and objectivity required as Chairman.
Director Qualifications

The Board believes that it is necessary for each of our directors to possess many qualities and skills. All of our directors bring to our Board a wealth of leadership experience derived from their extensive board service and their service in a variety of professional and executive positions.
The Nominating/Governance Committee is responsible for the oversight and nomination process for director nominees. The Nominating/Governance Committee has not historically adopted formal director qualification standards for Nominating/Governance Committee-recommended nominees. However, the Nominating/Governance Committee annually reviews the experience, qualifications, attributes and skills of each director and nominee as part of its evaluation as to whether or not the nominees are the right individuals to serve on Glacier’s Board and to help Glacier successfully meet its long-term strategic plans. Because each director must be re-elected annually, the Nominating/Governance Committee has an annual opportunity to assess these factors and, if appropriate, determine not to re-nominate any director. A more detailed discussion regarding the considerations given by the Nominating/Governance Committee when considering director nominees is set forth below in the section entitled “Nominating/Corporate Governance Committee.”
The director biographical information set forth above in the section entitled “Directors and Director Nominees” summarizes the experience, qualifications, attributes and skills that we believe qualifies each director nominee to serve on the Board.
Majority Voting Policy

The Company has adopted the Majority Voting Policy under which each director nominee is required to submit an irrevocable resignation as a director of the Company. The Company has such a letter on file from each 2019 director nominee. If any such nominee receives more WITHHELD votes than FOR votes in an uncontested election of directors, his or her resignation will be considered by our Nominating/Governance Committee and our Board.
We believe that the Majority Voting Policy enhances our accountability to shareholders by formalizing the consequences of a “majority withhold” vote and demonstrating our responsiveness to director election results, while at the same time protecting the long-term interests of the Company and its shareholders.
An “uncontested election” is generally an election in which the number of nominees for election does not exceed the number of Board positions to be filled. In a contested election, the Majority Voting Policy will not apply, and nominees will be elected by plurality voting.

The Nominating/Governance Committee will consider any director resignation tendered under the policy and recommend to the Board the action to be taken with respect to such resignation. Among other things, the recommendation of the Nominating/Governance Committee may be to accept the resignation or to defer acceptance until a qualified replacement director can be identified and elected to the Board. The Nominating/Governance Committee may also recommend that the resignation be rejected, either: (i) unconditionally; (ii) by addressing what the Nominating/Governance Committee believes to be the underlying reasons for the failure of the director to receive more FOR votes than WITHHELD votes; or (iii) resolving that the director will not be nominated in the future for election.
In considering a tendered resignation, the Nominating/Governance Committee is authorized to consider all factors it deems relevant to the best interests of the Company and its shareholders. The policy contains a non-exclusive list of the factors that may be considered in any particular circumstance.
The Board (excluding the director whose resignation is being considered) will act on the recommendations of the Nominating/Governance Committee no later than 90 days following certification of the shareholder vote. The Board is authorized to consider information and factors which led to the nomination of the director by the Nominating/Governance Committee and any additional factors as the Board deems relevant to the best interests of the Company and its shareholders. Following the Board’s decision, the Company will promptly publicly announce such decision, providing an explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation.
Director Independence

With the assistance of legal counsel to the Company, the Nominating/Governance Committee has reviewed the applicable legal standards for Board and Board committee member independence. The Nominating/Governance Committee has also reviewed the answers to annual questionnaires completed by each of the directors, which identify any potential director-affiliated transactions.
The Board then analyzed the independence of each director and determined which directors meet the standards regarding independence established by industry best practices and required by applicable law, regulation and NASDAQ listing standards and whether or not each such director is free of relationships that would interfere with the individual exercise of independent judgment. In determining the independence of each director, the Board considered many factors, including any loans to the directors, each of which were made on the same terms as comparable transactions made with persons not related to Glacier, Glacier Bank, or our bank divisions. Such arrangements are discussed in detail under the section entitled “Transactions with Management.”
Based on the standards described above, the Board determined that each of the director nominees listed in the table below is independent but that Randall M. Chesler, Glacier’s President and CEO, is not independent.

● David C. Boyles	● Annie M. Goodwin	● Douglas J. McBride
● Sherry L. Cladouhos	● Dallas I. Herron	● John W. Murdoch
● James M. English	● Craig A. Langel	● George R. Sutton

Shareholder Communications with the Board of Directors
The Company and the Board welcome communication from shareholders and other interested parties. Communications may be made by writing to the Chairman of the Board, c/o: Corporate Secretary, Glacier Bancorp, Inc., 49 Commons Loop, Kalispell, Montana 59901. A copy of any such written communication will also be sent to our CEO. If the Chairman and the CEO determine that such communication is relevant to and consistent with Glacier’s operations and policies, such communication will be forwarded to the entire Board for review and consideration.
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board met 14 times during the fiscal year ended December 31, 2018. Each director attended at least 75% of the meetings of the Board and the committees on which he or she served, during the period that he or she served. We encourage but do not require our directors to attend the annual meeting of the shareholders. Last year, all of our directors attended the annual meeting.
Board Authority for Risk Oversight

The Board has the ultimate authority and responsibility for overseeing risk management at Glacier. Some aspects of risk oversight are fulfilled at the full Board level. For example, the Board regularly receives reports from management - specifically from enterprise risk management - on risk components that impact the operations and reputation of the Company. The Board delegates other aspects of its risk oversight function to certain of its committees.
The Audit Committee oversees financial, accounting and internal control risk management. The director of the Company’s internal audit function reports directly to the Audit Committee. The executive officers regularly report directly to the entire Board and to appropriate Board committees with respect to the risks they are responsible for managing.
The Compensation Committee oversees the management of risks that may be posed by the Company’s compensation practices and programs. As part of this process, the Compensation Committee is responsible for analyzing the compensation policies and practices for all employees, not just Named Executive Officers. In its review of these policies and practices, the Compensation Committee has determined that the current policies and practices do not create or encourage employees to take risks that are reasonably likely to have a material adverse effect on the Company. In June 2015, the Board adopted a clawback policy for the recovery of incentive payments to executive officers in certain circumstances, which further mitigates risk.
The Compliance Committee monitors compliance with federal and state laws associated with the consumer, including the Community Reinvestment Act, which are applicable to the Company, Glacier Bank, and our bank divisions.
The Risk Oversight Committee oversees the enterprise risk management practices of the Company regarding the identification, measurement, monitoring, and control of the Company’s principal business risks related to strategy, credit, the market and interest rates, liquidity, operations, reputation, and safety and soundness laws and regulations.
Glacier’s independent directors meet in executive session during regularly scheduled meetings of the Board and at other times as required. During 2018, the independent directors met in executive session three times.

Committee Membership
Throughout this Proxy Statement, we refer to five of the committees established by the Board, and the membership of each is shown in the table below. All of the independent directors were members of all five committees throughout 2018 except for Mr. Boyles, who was appointed to the Board and each of its committees effective July 1, 2018. Mr. Chesler is excluded from the chart since he was not considered independent in 2018.

Name	Audit	Compensation	Compliance	Nominating/ Governance	Risk Oversight
David C. Boyles	☑	☑	☑	☑	☑
Sherry L. Cladouhos	☑	☑*	☑	☑	☑
James M. English	☑	☑	☑	☑*	☑
Annie M. Goodwin	☑	☑	☑	☑	☑*
Dallas I. Herron	☑	☑	☑	☑	☑
Craig A. Langel	☑*	☑	☑	☑	☑
Douglas J. McBride	☑	☑	☑*	☑	☑
John W. Murdoch	☑	☑	☑	☑	☑
Mark J. Semmens	☑	☑	☑	☑	☑
George R. Sutton	☑	☑	☑	☑	☑
Total Meetings in 2018	15	7	9	9	9
*Committee Chair during all of 2018.
Audit Committee. Each Audit Committee member is considered independent as defined by NASDAQ listing standards and applicable SEC rules. Mr. Langel serves as Chairman of the Audit Committee and qualifies as an “audit committee financial expert” under SEC rules. The Audit Committee operates under a written charter adopted by the Board. As part of its periodic review of Audit Committee matters, the Audit Committee has received updates on the relevant requirements of applicable SEC rules and the corporate governance listing standards of NASDAQ.
The Audit Committee is responsible for the oversight of the quality and integrity of Glacier’s financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of its independent auditors, the performance of its internal audit function and independent auditors, and other significant financial matters. In discharging its duties, the Audit Committee is expected to, among other things:

•	have the sole authority to appoint, retain, compensate, oversee, evaluate and replace the independent auditors;

•	review and approve the engagement and related fees of Glacier’s independent auditors to perform audit and non-audit services;

•	meet independently with Glacier’s internal auditing department, independent auditors and management;

•	review the integrity of Glacier’s financial reporting process;

•	review Glacier’s financial reports and disclosures submitted to bank regulatory authorities;

•	maintain procedures for the receipt, retention and treatment of complaints regarding financial matters; and

•	review and approve related person transactions.

Compensation Committee. Each Compensation Committee member is considered independent as defined by NASDAQ listing standards and applicable SEC and IRS rules. The Compensation Committee reviews the performance of the Company’s CEO and other key employees and determines, approves, and reports to the Board on the elements of their compensation and long-term equity-based incentives. In determining the CEO’s compensation, the Compensation Committee evaluates several performance factors including the Company’s financial results and levels of compensation of peer financial institutions. The Compensation Committee operates under a written charter adopted by the Board. A complete description of the executive compensation process applicable to 2018 is described under the section entitled “Compensation Discussion and Analysis.”
In addition, the Compensation Committee:

•	recommends, if appropriate, new employee benefit plans to the Board;

•	reviews all employee benefit plans;

•	makes determinations in connection with compensation matters as may be necessary or advisable; and

•	recommends, if appropriate, revisions to the compensation and benefit arrangements for directors.
Compliance Committee. The Compliance Committee monitors compliance with federal and state laws and the associated regulations applicable to the Company, Glacier Bank, and our bank divisions and reports to the Board on such matters.
The Compliance Committee operates under a written charter adopted by the Board. In discharging its duties, the Compliance Committee is expected to, among other things:

•	review the material risk areas and review the regulatory environment and legal requirements associated with the same;

•	oversee the development and execution of a plan to monitor and remediate all compliance deficiencies identified by the Company or its examiners;

•	review internal reports to management prepared by the compliance department;

•
review and approve responses to regulatory agency examination reports prior to submission of any such response on examinations and ensure that all information requests made by regulatory agencies are accurately and timely addressed;

•	pre-approve all compliance auditing services to be provided to the Company; and

•	review, with legal counsel, any legal matter that could have a significant impact on the Company.
In carrying out its responsibilities and duties, the Compliance Committee will foster an environment that encourages all bank officers and employees to raise any compliance issues or concerns freely and without concern for retribution.
Nominating/Corporate Governance Committee. Each Nominating/Governance Committee member is considered independent as defined by NASDAQ listing standards. The Nominating/Governance Committee is responsible for nominating a slate of directors for election at Glacier’s annual meeting and appointing directors to fill vacancies as they occur. It is also responsible for (i) considering management succession plans, the appropriate Board size, and committee structure and appointments; (ii) developing and reviewing corporate governance principles applicable to Glacier, Glacier Bank, and our bank divisions, including Glacier’s Corporate Governance Policy, in light of emerging standards and best practices and the needs of Glacier and its shareholders; and (iii) making such recommendations to the full Board as the Nominating/Governance Committee considers appropriate. The Nominating/Governance Committee operates under a written charter adopted by the Board.
The Nominating/Governance Committee will consider nominees recommended by shareholders if the recommendations are made in accordance with the procedures described in this Proxy Statement under the section entitled “Shareholder Proposals and Director Nominations.”
In deciding whether or not to recommend incumbent directors for re-nomination, the Nominating/Governance Committee evaluates Glacier’s evolving needs and assesses the effectiveness and contributions of its existing directors. The Nominating/Governance Committee is authorized to establish guidelines for the qualification, evaluation and selection of new directors to serve on the Board. The Nominating/Governance Committee has not adopted, nor does it anticipate adopting, specific qualifications for Nominating/Governance Committee-recommended nominees, nor has the Nominating/Governance Committee adopted a formal policy relating to Board diversity, although the Nominating/Governance Committee and Board value a diversity of backgrounds, professional experience and skills among directors. The Nominating/Governance Committee instead will evaluate each nominee on a case-by-case basis, including assessment of each nominee’s business experience and special skills. The Nominating/Governance Committee will also evaluate whether or not a nominee’s skills are complementary to existing Board members’ skills and the Board’s need for operational, management, financial, technological or other expertise.
In 2018, our Nominating/Governance Committee conducted an assessment survey of the Board’s performance. All directors were given a comprehensive questionnaire which included topics related to the composition, performance, initiative, and overall effectiveness of the Board and included a director peer review. The Board reviewed the results of the survey at a Board meeting, in executive session, and intends to continue this process annually in the future. The Board’s evaluation includes a review of the Corporate Governance Guidelines and an annual review of its committee charters to consider proposed changes.
Risk Oversight Committee. The Risk Oversight Committee assists the Board in fulfilling its oversight responsibilities with regard to the Company’s risk management program. Among the responsibilities of the Risk Oversight Committee is to engage management in an ongoing risk-appetite dialogue as conditions and circumstances change and new opportunities arise. The Risk Oversight Committee reviews and approves Glacier’s risk-appetite statement annually and approves any material amendments to the risk-appetite statement.

Management

Named Executive Officers Who Are Not Directors

The following table sets forth information with respect to Named Executive Officers during 2018 who are not directors or nominees for director of Glacier, including employment history for the last five years. All executive officers are appointed annually and serve at the discretion of the Board.

Name	Age	Position	Has Served as an Officer of the Company Since
Don J. Chery	56	EVP and CAO	1989
Ron J. Copher	61	EVP and CFO; Secretary	2006

EXECUTIVE COMPENSATION

The following section describes the compensation that Glacier pays its Named Executive Officers. “Officer” is defined in Rule 16a-1 of the Exchange Act to include those who perform a policy-making function, and “named executive officers” are defined by Item 402 of Regulation S-K to be the principal executive officer, the principal financial officer, and the other three most highly compensated executive officers, each of whose total compensation for the last fiscal year exceeded $100,000.
For 2018, Glacier had only three Named Executive Officers rather than five because there are only three executive officers who perform a policy-making function for Glacier.
Glacier’s Named Executive Officers for the fiscal year ended December 31, 2018 were:

•	Randall M. Chesler, President and CEO; Director;

•	Ron J. Copher, EVP and CFO; Secretary; and

•	Don J. Chery, EVP and CAO.

The following section includes (i) the Compensation Discussion and Analysis; (ii) narrative and tabular disclosures about various compensation programs available to the Named Executive Officers; (iii) the Summary Compensation Table and related tables detailing the compensation of the Named Executive Officers; (iv) narrative and tabular disclosures about the employment agreements with and post-employment and termination benefits payable to the Named Executive Officers; and (v) the Report of the Compensation Committee.
Compensation Discussion and Analysis
Overview

The following discussion provides an overview and analysis of our Compensation Committee’s philosophy and objectives in designing Glacier’s compensation programs, as well as the compensation determinations and the rationale for those decisions relating to our Named Executive Officers.
This discussion should be read together with the compensation tables for our Named Executive Officers, which can be found following this discussion. Unless otherwise indicated, any references to a particular year in this discussion means the fiscal year ended December 31 of such year.

Executive Summary

Financial and Strategic Highlights

•
Net income was $182 million for 2018, an increase of $45.8 million, or 34%, over the prior year net income of $136 million. The $136 million excludes a one-time tax expense (or net deferred tax asset) as a result of the Tax Cuts and Jobs Act (“Tax Act”) of $19.7 million.*

•	Return on average assets (“ROAA”) and return on equity (“ROE”) remained well above peer averages for the year. ROAA was 1.59% and ROE was 12.56%. *

•	Through a combination of acquisition and organic growth, the Company ended the year with total assets of $12.1 billion, which was an increase of 25% over the prior year.

•	The loan portfolio increased organically by 11%.

•	Core deposits organically increased $591 million, or 8 percent, during the current year, contributing to the low cost of funding of 36 basis points.

•	Net interest income increased by 26% for the year, primarily from increased commercial loan growth.

•	Net interest margin as a percentage of earning assets, on a tax-equivalent basis, increased to 4.21% in 2018 from 4.12% in 2017.

•	Credit quality further improved as non-performing assets decreased to 0.47% of assets in 2018, down from 0.68% in 2017.

•	The Company completed the acquisition of Columbine Capital Corp., the holding company for Collegiate Peaks Bank, a community bank in Buena Vista, Colorado, with assets of $552 million.

•	The Company completed the acquisition of Inter-Mountain Bancorp, Inc., the holding company for First Security Bank, a community bank in Bozeman, Montana, with assets of $1.1 billion.
*Net income, ROAA and ROE, which exclude the impact of the Tax Act, are “Non-GAAP” financial measures. More information regarding these measurements and a reconciliation to the comparable GAAP measurements is provided in Part II, Item 6 of our Form 10-K, which is delivered or made available with this Proxy Statement.
Say-on-Pay Vote
The Compensation Committee evaluates our executive compensation programs in light of market conditions, shareholder interests, and governance considerations and makes changes as appropriate. As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and under Section 14A of the Exchange Act, we held an advisory vote on the compensation of our Named Executive Officers (“Say-on-Pay”) at the 2018 annual shareholder meeting. Our shareholders overwhelmingly approved the compensation of our Named Executive Officers, with approximately 99% of shareholder votes cast in favor of the Say-on-Pay resolution. As the Compensation Committee evaluated our compensation programs in 2018, it took into account our shareholders’ vote of confidence in making changes to our executive compensation program as described below to ensure a continued link of pay to performance.
Executive Compensation Philosophy

The quality and loyalty of our employees, including our executive team, is critical to executing our community banking philosophy, emphasizing personalized service combined with the full resources of a larger banking organization. To meet our primary goal of attracting, retaining and incenting highly qualified and loyal executives and employees within the context of our corporate culture, our compensation programs are designed with the following principles in mind:

•
We are committed to providing effective compensation and benefit programs that are competitive within our industry and with other relevant organizations with which Glacier, Glacier Bank, and our bank divisions compete for employees.

•	Our programs are designed to encourage and reward behaviors that ultimately contribute to the achievement of organizational goals.

•	Our executive officer compensation has a meaningful portion of total compensation opportunity linked to the achievement of short- and long-term goals and delivering increasing shareholder value.

•	Pay programs and practices reinforce our commitment to providing a work environment that promotes respect, teamwork, and individual growth opportunities.
Consistent with this overall philosophy, we have designed our executive compensation programs to be relatively straightforward and transparent to shareholders, while providing benefits appealing enough to attract, retain and motivate highly qualified executives.
The Compensation Committee designs our overall compensation program and makes decisions regarding individual executive compensation in the context of a “total compensation policy” that takes into account the overall package of compensation benefits provided to each executive. Our philosophy is to tie a significant percentage of an executive’s compensation to the achievement of Company financial and performance goals. Accordingly, Glacier strives to set base salaries at competitive levels, with an opportunity for each executive to be rewarded through the annual incentive bonus and equity grants if Glacier meets its performance objectives.
The compensation philosophy is reviewed and approved annually by the Compensation Committee. Decisions made by the Compensation Committee and the Board relative to compensation take all current applicable rules, regulations and guidance into consideration and are made with the goal of being compliant with all such requirements.
Role of the Compensation Committee

The Compensation Committee operates under a written charter adopted by the Board. The Compensation Committee is responsible for the design, implementation and administration of the compensation programs for our executive officers and directors. When appropriate, the Compensation Committee makes recommendations to the Board on items that require Board approval. Specifically, in 2018, the Compensation Committee:

•	Monitored incentive programs with a view to avoid creating incentives that could subject the Company to excessive risk;

•	Reviewed and approved the compensation peer group (“Compensation Peer Group”);

•	Reviewed and recommended salary adjustments for Messrs. Chesler, Copher and Chery for Board approval; and

•	Reviewed and approved the annual and long-term incentive program opportunities and goals.

Role and Relationship of the Compensation Consultant

The Compensation Committee has the sole authority to retain and terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. The Compensation Committee has direct access to outside advisors and consultants throughout the year.
McLagan, an independent compensation consulting firm, has been engaged by, and has reported directly to, the Compensation Committee periodically since 2011 while working on various compensation initiatives. During 2017, McLagan assisted the Compensation Committee to develop a custom Compensation Peer Group and provided related data and reports in connection with, and reviews of, (i) executive officer, officer, and director compensation; (ii) annual and long-term incentive plans; (iii) proxy statement disclosure; and (iv) 401(k) and profit sharing plan contribution practices and levels compared to the market. The results of these analyses were used to establish executive compensation for 2018.
The Compensation Committee considered the independence of McLagan in light of SEC rules and NASDAQ listing standards. The Compensation Committee requested and received a report from McLagan addressing McLagan’s independence and the independence of the senior advisors involved in the engagement which included (i) other services provided to us by McLagan; (ii) fees paid by us as a percentage of McLagan’s total revenue; (iii) policies or procedures maintained by McLagan that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the senior advisors and any member(s) of the Compensation Committee; (v) any Company stock owned by the senior advisors; and (vi) any business or personal relationships between our executive officers and the senior advisors. The Compensation Committee discussed these considerations and concluded that the work performed by McLagan and McLagan’s senior advisors involved in the engagement did not raise any conflict of interest.
Role of Management

Our CEO performs an annual performance review of executive officers of the Company and provides a recommendation to the Compensation Committee regarding base salary and bonus targets for such persons, which the Compensation Committee has discretion to approve or modify. The Compensation Committee meets separately on an annual basis with our CEO to discuss his compensation. No Named Executive Officers are present for the Compensation Committee’s discussions, deliberations and decisions with respect to their individual compensation. The Compensation Committee then submits a recommendation regarding compensation for all executive officers to the Board for approval.
Risk Review

The Compliance Committee reviewed and discussed a compensation incentive plan review prepared by the Compliance Department during its September 2018 meeting. The Compliance Committee’s conclusion was that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our business or operations. This risk assessment review included an analysis of the design and operation of the Company’s incentive compensation programs, identifying and evaluating situations or compensation elements that may raise material risks, and an evaluation of other controls and processes designed to identify and manage risk.
Competitive Benchmarking and Compensation Peer Group

The Compensation Peer Group is periodically updated by the Compensation Committee and consists of companies that the Compensation Committee believes are comparable in size, performance and business model to the Company and with which we may compete. In 2017, McLagan conducted an analysis of the Compensation Peer Group with emphasis on factors previously utilized by the Compensation Committee to determine appropriate companies for inclusion, with emphasis on asset size, location, business model and performance as the measures of comparability.
The Compensation Peer Group has been updated periodically since 2012, in each instance with the assistance of McLagan. In 2017, McLagan worked with the Compensation Committee to create an updated Compensation Peer Group for the purpose of evaluating executive compensation. Based upon its analysis and the information provided by McLagan, the Compensation Committee approved a list of companies constituting the following Compensation Peer Group, which was used to evaluate executive compensation for 2018:

1st Source Corp.	First Financial Bankshares	MB Financial Inc.
BancFirst Corp.	First Interstate BancSystem	Old National Bancorp
Bank OZK	First Merchants Corp.	Park National Corp.
Banner Corp	First Midwest Bancorp Inc.	Simmons First National Corp.
Chemical Financial Corp.	Great Western Bancorp	UMB Financial Corp.
Columbia Banking System Inc.	Heartland Financial USA Inc.	Washington Federal Inc.
First Busey Corp.	Home BancShares Inc.	Western Alliance Bancorp
First Financial Bancorp
Discussion of Executive Compensation Components
The following table outlines the major elements of 2018 total compensation for the Named Executive Officers:

Compensation Element	Purpose	Link to Performance	Fixed / Performance-Based	Short- / Long-Term
Base Salary	Helps attract and retain executives through market-competitive base pay	Based on individual performance and market practices	Fixed	Short-Term
Annual Cash Incentive Awards	Encourages achievement of financial performance metrics that create near-term shareholder value
Based on achievement of predefined corporate performance objectives; a portion of Named Executive Officer cash bonuses are deferred on a mandatory basis, with additional performance triggers related to long-term performance
			Performance-Based	Short-Term: Cash Long-Term: Mandatory Deferrals
Long-Term Incentive Awards	Aligns executives’ and shareholders’ long-term interests while creating a retention incentive through multi-year vesting	Based on achievement of predefined corporate performance objectives	Performance-Based	Long-Term
Supplemental Executive Retirement Plan	Provides income security into retirement	Competitive practice	Fixed	Long-Term
Benefits and Perquisites	Provides health and welfare benefits on the same basis as to our general employee population; also provides limited perquisites	Competitive practice	Fixed	Short-Term

Base Salary
Base salary generally is established by the Compensation Committee based on the Named Executive Officer’s performance, experience, competent and effective execution of strategic objectives, and level of responsibilities. In setting the base salaries of the Named Executive Officers for fiscal year 2018, the Compensation Committee considered the compensation packages of executives in the Compensation Peer Group, the growth and increased complexity of the Company, and the Company’s level of success in its short- and long-term goals in relation to:

•	Achievement of specific profitability, loan growth, deposit growth and asset quality targets;

•	Performance results relative to the Compensation Peer Group;

•	Short- and long-term strategic goals; and

•	Overall financial performance of the Company.

Named Executive Officer	2017 Salary ($)	2018 Salary ($)	Increase (%)
Randall M. Chesler	687,000	721,350	5.0
Ron J. Copher	391,689	407,357	4.0
Don J. Chery	324,168	337,135	4.0
Named Executive Officer salaries were increased for 2018 in light of the Compensation Committee’s consideration of the 2017 McLagan compensation report, which indicated that the total compensation of such persons was below the Compensation Peer Group median. In its determination, the Compensation Committee considered the positioning of base salary against the market, growth of the Company, responsibilities of each Named Executive Officer and the impact of salary on total compensation positioning against the Compensation Peer Group.
Annual Incentive Bonus
The short-term incentive program (“STIP”) for 2018 is designed (i) to motivate executives to attain superior annual performance in key areas we believe create long-term value to Glacier and its shareholders and (ii) to provide incentive compensation opportunities competitive with those of Glacier’s peers.
The STIP and its goals are reviewed annually by the Compensation Committee. The 2018 STIP opportunities as a percentage of salary for each of the Named Executive Officers and 2018 results are shown below.

Position	Annual Incentive Program Opportunity Levels as a % of Base Salary			Actual Earned
	Threshold	Target	Maximum
President & CEO	0%	60%	90%	77%
CFO and CAO	0%	40%	60%	51%

To maintain focus on long-term Company performance and discourage excessive risk taking, the Compensation Committee established that incentive awards earned for 2018 performance were subject to a mandatory deferral, with 50% paid on February 8, 2019, 25% to be paid by March 15, 2020 and 25% to be paid by March 15, 2021. This mandatory deferral program continues the practice implemented in prior years with respect to incentive awards. Payment of deferrals in 2020 and 2021 are triggered by meeting the following minimum performance conditions over the deferral period:

•	NPAs / Total Subsidiary Assets better than 1.20%; and

•	Must meet eligibility requirements outlined in the STIP program document.
Performance goals were established in 2018 to balance Company focus on profitability, credit quality, and growth. Goals are reviewed and approved annually by the Board with input from management. The table below shows the goals and corresponding results for 2018:

Short-Term Incentive Program		Threshold	Target	Maximum	Actual Result	Result % of Target	Weighted % of Target
Performance Area	Weight	80%	100%	115%
Return on Tangible Equity	20.00%	12.00%	15.00%	17.25%	15.71%	104.73%	20.95%
Non-performing Assets / Total Subsidiary Assets	20.00%	1.20%	1.00%	0.85%	0.53%	115.00%	23.00%
Net DDA Growth (# of accounts)	20.00%	3.20%	4.00%	4.60%	5.09%	115.00%	23.00%
Efficiency Ratio	20.00%	58.00%	55.50%	53.00%	55.35%	100.90%	20.18%
Net Interest Margin	20.00%	3.90%	4.05%	4.20%	4.11%	106.00%	21.20%
	100.00%				Overall Performance:		108.33%
The goals were selected in light of Glacier’s strategic plan, key initiatives, and the need to balance risks in executive compensation arrangements. The 2018 goals represent metrics addressing key areas of the Company’s performance including profitability, credit and asset quality, and growth in assets and the customer base. The goals were established based on the expectation that 2018 performance results would reflect an increase over 2017 results. The goals exclude the impact of acquisitions during 2018.
Long-term Incentives
The long-term incentive program (“LTIP”) is designed to reward executives for performance results relative to Company objectives while aligning the interests of our executives with those of our shareholders. The LTIP provides executives the opportunity to increase their ownership in Glacier while at the same time creating a retention vehicle through the use of a multi-year vesting period.
Target long-term awards as a percentage of salary for each of the Named Executive Officers and the 2018 results are shown below.

Position	Long-Term Incentive Program Opportunity Levels as a % of Base Salary			Actual Earned
	Threshold	Target	Maximum
President & CEO	0%	60%	90%	74%
CFO and CAO	0%	40%	60%	49%
The LTIP goals were selected in light of Glacier’s long-term strategic plan, long-term initiatives and the need to balance risks in executive compensation arrangements. The 2018 goals represent metrics addressing key areas of the Company’s performance including return on equity, earnings per share, and total shareholder return. The goals were established based on the expectation that 2018 performance results would reflect an increase over 2017 results.

The 2018 LTIP goals were revised to reduce overlap with STIP goals, adding earnings per share and total shareholder return relative to Compensation Peer Group performance. Additionally, target and maximum opportunity levels were increased for 2018, giving more weight to LTIP incentives in order to encourage a long-term focus among our Named Executive Officers.
Goals are reviewed and approved annually by the Board with input from management. The LTIP goals exclude the impact of acquisitions during 2018.

Long-Term Incentive Program		Threshold	Target	Maximum	Actual Result	Result % of Target	Weighted % of Target
Performance Area	Weight	80%	100%	115%
Return on Tangible Equity	45.00%	12.00%	15.00%	17.25%	15.71%	104.73%	47.13%
Diluted Earnings per Share	45.00%	$1.80	$2.00	$2.20	$2.10	107.50%	48.38%
Total Shareholder Return	10.00%	25.00%	50.00%	75.00%	95.45%	115.00%	11.50%
	100.00%				Overall Performance		107.01%
The LTIP provides that, regardless of how relative total shareholder return compares to the Compensation Peer Group at the end of a period, if the total shareholder return is negative, the highest possible LTIP award for this goal will be made at the “target” level.
The 2018 long-term incentive awards consist solely of restricted stock units (“RSUs”) that vest in equal installments on each of the first three anniversaries of the grant date, subject to the executive’s continued employment. RSUs were chosen because they provide the desired retention incentive for executives while also aligning the executives’ interests with those of shareholders without encouraging excessive risk taking. In addition, RSUs deliver value reflecting the long-term performance of the Company.
Once the level of performance for the 2018 LTIP awards was determined, RSUs with a grant date fair value (based on market price of Glacier’s common stock on the grant date) equal to the dollar amount calculated by multiplying the target amount of salary by the actual performance percentages were granted on February 15, 2019.
Profit Sharing and 401(k) Plan
The Named Executive Officers participate in the Glacier Profit Sharing and 401(k) Plan (the “Profit Sharing Plan”), which includes a 3% safe harbor contribution plus a discretionary contribution. The Profit Sharing Plan includes a trigger for the discretionary contribution, which is set equal to the 2018 STIP qualifier of NPAs / Total Subsidiary Assets no greater than 2.0%. The Company considered return on tangible equity (“ROTE”) as a primary metric in determining its discretionary contribution. Based on ROTE of 16.42% (which for purposes of the Profit Sharing Plan includes the impact of acquisitions during 2018), the 2018 discretionary contribution was 8%.
Retirement Benefits
As part of our total compensation policy, we offer executives the opportunity to participate in both a tax-deferred compensation plan and a Supplemental Executive Retirement Plan (“SERP”). Each of our Named Executive Officers is a participant in the SERP. The SERP is intended to supplement payments due to participants upon retirement under our other qualified plans.

The deferred compensation plan allows certain Company and bank division executives to defer a portion of their salary and bonus and thereby defer tax payable on that income. Members of the Board are also entitled to participate in a deferred compensation plan, but not the SERP. Participation in these plans is elective. Terms of the deferred compensation plans and the Named Executive Officer SERP are described under the section entitled “Post-Employment and Termination Benefits.”
Termination and Change-in-Control Benefits
As an additional part of our total compensation policy, we have entered into employment agreements with our Named Executive Officers that allow for continuation of current base salary upon termination without cause or upon termination under certain circumstances following a change in control of the Company. These arrangements are intended to retain our executives who could have other employment opportunities that may appear to them to be less risky absent these arrangements.
The change-in-control arrangements in our executive officer employment agreements are “double trigger,” meaning that benefits are not awarded upon a change in control unless the executive’s employment is terminated without cause or for good reason within a specified period of time following the transaction.
The terms of these agreements are described under the section entitled “Post-Employment and Termination Benefits.” That section also contains tables showing the amounts that the Named Executive Officers would have received if their employment had terminated on December 31, 2018 in connection with a change in control.
Other General Employee Benefits
Executive officers are eligible to participate in all employee benefit plans that are available to eligible employees generally, including health, life, and disability insurance.
Other Arrangements

The Board and the Compensation Committee have established additional policies to ensure the overall compensation structure is responsive to shareholder interests and competitive with the market. These specific policies are summarized below.
Discussion of Option and Restricted Stock Award Grant Timing
The Company does not have a written policy as to when equity awards are granted during the year. In recent years, the Compensation Committee and Board have met in January of each year to consider the award of stock options, RSUs, and fully vested shares of our common stock to directors, executives and other officers with the grants being made in February. The Company does not backdate or grant equity awards retroactively and does not coordinate equity grants with the release of positive or negative corporate news.
At the 2015 annual meeting, the Company’s shareholders approved the 2015 Stock Incentive Plan (“2015 Equity Plan”) and the 2015 Short Term Incentive Plan (“2015 Short Term Incentive Plan”) to allow for performance-based compensation to executive officers. The 2015 Equity Plan does not permit the award of discounted options or the repricing of stock options. Pursuant to the terms of the 2015 Equity Plan, option exercise prices are determined based on the closing price of our common stock on the grant date, or if shares were not traded on the grant date, then on the nearest preceding trading day.

Equity Compensation Plan Information
The table below provides information regarding our 2015 Equity Plan and the stock options assumed in our acquisition of Columbine in January 2018.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	(b) Weighted-average exercise price of outstanding options, warrants and rights ($)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
Equity compensation plans approved by security holders	181,983 (1)	- (2)	2,139,518
Equity compensation plans not approved by security holders (3)	-	-	-
_____________________________

(1)	Represents shares subject to RSUs.

(2)	RSUs do not have an exercise price.

(3)
26,167 shares are issuable under outstanding options assumed in connection with the acquisition of Columbine in January 2018. The weighted-average exercise price of the assumed outstanding options is $25.84. No shares are available for future grants under the original Columbine equity plan.

Compensation Tables

The following table shows compensation paid to or accrued by the Named Executive Officers for the last three fiscal years.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (8)	All Other Compensation ($) (9)	Total ($)
Randall M. Chesler, President and CEO	2018 2017 2016	720,425 676,423 411,538	472,226 (2) 205,487 (3) 200,016 (4)	486,292 (5) 353,876 (6) 130,810 (7)	119,772 59,841 34,069	60,474 47,133 37,043	1,859,189 1,342,760 813,476
Ron J. Copher, EVP and CFO	2018 2017 2016	406,867 391,250 379,256	161,549 (2) 142,257 (3) 126,252 (4)	207,242 (5) 201,323 (6) 183,021 (7)	58,149 42,553 36,150	42,003 35,113 34,682	875,810 812,496 759,361
Don J. Chery, EVP and CAO	2018 2017 2016	336,730 323,805 314,178	133,722 (2) 117,715 (3) 107,291 (4)	171,517 (5) 167,575 (6) 154,447 (7)	43,190 25,577 22,394	41,145 37,459 36,059	726,304 672,131 634,369
_____________________________

(1)
Represents the grant date fair value of the RSU awards. The fair value of these awards was determined in accordance with FASB ASC Topic 718. Assumptions used to calculate these amounts are set forth in the notes to the Company’s audited financial statements for the year ended December 31, 2018, included in the Company’s accompanying Annual Report.

(2)
The fair market value of the RSU awards granted in 2018 is based on the per-share price of Glacier’s common stock at the close of business on February 15, 2018 ($39.81), the date on which the awards were granted. The awards vest in three equal annual installments beginning February 15, 2019.

(3)
The fair market value of the RSU awards granted in 2017 is based on the per-share price of Glacier’s common stock at the close of business on February 15, 2017 ($36.74). The date on which the awards were granted. The awards vest in three equal annual installments beginning February 15, 2018.

(4)
The fair market value of the RSU awards granted in 2016 is based on the per-share price of Glacier’s common stock at the close of business on February 12, 2016 ($23.38). The date on which the awards were granted, February 15, 2016, was a non-trading day. The awards vest in three equal annual installments beginning February 15, 2017.

(5)
Represents the performance-based cash bonus that was paid in 2019 pursuant to the STIP. The bonus amount is payable 50% in 2019, 25% in 2020, and 25% in 2021. The deferred portions of the cash bonus are payable only upon the satisfaction of certain requirements as described in the section entitled “Compensation Discussion & Analysis - Annual Incentive Bonus.” Based on 2018 results, the total bonus earned by Mr. Chesler was $553,303, Mr. Copher was $208,246, and Mr. Chery was $172,348.

(6)
Represents the performance-based cash bonus that was paid in 2018 pursuant to the STIP. The bonus amount is payable 50% in 2018, 25% in 2019, and 25% in 2020. The deferred portions of the cash bonus are payable only upon the satisfaction of certain requirements as described in the section entitled “Compensation Discussion & Analysis - Annual Incentive Bonus.” Based on 2017 results, the total bonus earned by Mr. Chesler was $576,943, Mr. Copher was $219,294, and Mr. Chery was $181,491.

(7)
Represents the performance-based cash bonus that was paid in 2017 pursuant to the STIP. The bonus amount is payable 50% in 2017, 25% in 2018, and 25% in 2019. The deferred portions of the cash bonus are payable only upon the satisfaction of certain requirements as described in the section entitled “Compensation Discussion & Analysis - Annual Incentive Bonus.” Based on 2016 results, the total bonus earned by Mr. Chesler was $261,620, Mr. Copher was $193,183, and Mr. Chery was $159,881.

(8)
The amount represents the increase in the actuarial present value of accumulated benefit under Glacier’s SERP, the material terms of which are described below under the section entitled “Post-Employment and Termination Benefits - Supplemental Executive Retirement Plan” and above-market earnings on nonqualified deferred compensation. Earnings are credited at one-half of the Company’s current year return on average equity.

(9)	Amounts reported for 2018 that represent “All Other Compensation” for each of the Named Executive Officers are described in the table below.

Name	401(k) Matching Contribution ($)	Profit Sharing Contribution ($)	Dividend Equivalents ($) (1)	Other ($)	Total ($)
Randall M. Chesler	12,250	24,250	20,650	3,324 (2)	60,474
Ron J. Copher	7,432	29,068	5,503	-	42,003
Don J. Chery	9,528	26,972	4,645	-	41,145
_____________________________

(1)	Reflects dividend equivalents paid on RSU awards.

(2)	Represents costs associated with an automobile for business use. The Named Executive Officer may have derived some personal benefit from the use of such automobile.

Grants of Plan-Based Awards

Name	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
	Threshold	Target	Maximum	Threshold	Target	Maximum
	($)	($)	($)	($)	($)	($)
Randall M. Chesler	-	432,255	648,383	-	432,255	648,383
Ron J. Copher	-	162,747	244,120	-	162,747	244,120
Don J. Chery	-	134,692	202,038	-	134,692	202,038

_____________________________

(1)
These amounts represent ranges of the possible performance-based cash bonuses that could have been paid based on 2018 results pursuant to the STIP. The actual bonuses paid are displayed under the column entitled “Non-Equity Incentive Plan Compensation” within the Summary Compensation Table. The incentive target level is determined as the aggregate dollar amount derived from the Named Executive Officers’ target bonuses expressed as a percent of annual salary. This target percentage is currently 60% for Mr. Chesler and 40% for each of Messrs. Copher and Chery. The maximum incentive is 90% for Mr. Chesler and 60% for each of Messrs. Copher and Chery. The STIP is further described in the section entitled “Compensation Discussion & Analysis - Annual Incentive Bonus.”

(2)
These amounts represent the possible equity payouts in 2019 for performance in 2018 pursuant to grants of RSUs under the LTIP on February 15, 2018. The actual amounts awarded are not included in the Summary Compensation Table because the RSUs were granted in 2019 and will be included under the “Stock Awards” column in the Summary Compensation Table in the Company’s 2020 proxy statement.

Outstanding Equity Awards at Fiscal Year-End
The following table presents information concerning RSUs that have vested under equity incentive plan awards as of December 31, 2018 for each Named Executive Officer of the Company.

Name	Stock Awards
	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($) (1)
Randall M. Chesler	3,559 (2)	141,008
	2,852 (3)	112,996
	3,729 (4)	147,743
	11,862 (5)	469,972
Ron J. Copher	1,800 (3)	71,316
	2,582 (6)	102,299
	4,058 (7)	160,778
Don J. Chery	1,530 (3)	60,619
	2,136 (8)	84,628
	3,359 (9)	133,084

_____________________________

(1)	Amounts shown are calculated using the per-share price of Glacier’s common stock at the close of business on December 31, 2018 ($39.62).

(2)	The unvested RSUs vest on August 1, 2019.

(3)	The unvested RSUs vested on February 15, 2019.

(4)	1,865 of the unvested RSUs vested on February 15, 2019, and 1,864 of the unvested RSUs will vest on February 15, 2020.

(5)	3,954 of the unvested RSUs vested on February 15, 2019, 3,954 of the unvested RSUs will vest on February 15, 2020, and 3,954 of the unvested RSUs will vest on February 15, 2021.

(6)	1,291 of the unvested RSUs vested on February 15, 2019, and 1,291 of the unvested RSUs will vest on February 15, 2020.

(7)	1,353 of the unvested RSUs vested on February 15, 2019, 1,353 of the unvested RSUs will vest on February 15, 2020, and 1,352 of the unvested RSUs will vest on February 15, 2021.

(8)	1,068 of the unvested RSUs vested on February 15, 2019, and 1,068 of the unvested RSUs will vest on February 15, 2020.

(9)	1,120 of the unvested RSUs vested on February 15, 2019, 1,120 of the unvested RSUs will vest on February 15, 2020, and 1,119 of the unvested RSUs will vest on February 15, 2021.

Option Exercises and Stock Vested

The following table presents information concerning the vesting of RSUs during 2018 for each Named Executive Officer of the Company.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Randall M. Chesler	8,275	343,593
Ron J. Copher	4,772	189,973
Don J. Chery	4,069	161,987

Director and Employee Plans
Equity Award Plans
At the 2015 annual meeting, Glacier’s shareholders approved the 2015 Equity Plan. The 2015 Equity Plan provides for awards of stock-based incentive compensation to eligible employees, consultants, and directors of the Company or its affiliates. Shares of Glacier common stock are issuable under the 2015 Equity Plan in the form of stock options, share appreciation rights, restricted shares, restricted stock units, unrestricted shares, and performance awards.
The 2015 Equity Plan is effective for ten years and limits the grant of equity awards to any one eligible person to a maximum of 50,000 shares in a calendar year. The maximum number of shares subject to all awards to any non-employee director in a calendar year is 5,500. The aggregate number of shares authorized for issuance under the 2015 Equity Plan is 2,500,000, of which 367,766 have been issued, 7,284 have been forfeited and 2,139,518 remain available for issuance at December 31, 2018.
Cash Incentive Award Program
The Company has maintained an annual cash incentive award program as part of our overall compensation structure since 2012, when we adopted a program for our executive officers following the recommendation of our outside compensation consultant. The 2015 Short Term Incentive Plan approved by Glacier’s shareholders at the 2015 annual meeting was designed, among other purposes, to allow the annual cash incentive awards to qualify for the exemption for performance-based compensation from the $1 million cap on tax deductibility under Section 162(m) of the Internal Revenue Code. The exemption was eliminated prospectively under the Tax Act.
Post-Employment and Termination Benefits

Deferred Compensation Plan
Directors and Key Employees. Since December 1995, Glacier has maintained a nonqualified and non-funded deferred compensation plan (“Deferred Plan”) for directors and key employees. The Deferred Plan permits eligible directors and officers of the Company to defer certain income that would otherwise be taxable as earned and paid in the ordinary course. The Deferred Plan was amended in 2005 and 2008 principally in response to the enactment of Section 409A of the Internal Revenue Code and permits participants to elect cash-out distributions and to make new distribution elections on terms that conform to the restrictions set forth in Section 409A of the Internal Revenue Code.

As amended and restated, the Deferred Plan permits a designated officer or key employee to annually defer up to 50% of his or her salary, as well as up to 100% of any cash bonuses. A non-employee director may elect to have any portion of his or her director’s fees deferred into an account. The amended and restated Deferred Plan also provides that the post-2004 rate of return on deferred compensation accounts will equal 50% of the Company’s return on average equity (whether positive or negative) as of December 31 for such year. This change is expected to limit the Company’s future compensation expense while retaining the Deferred Plan’s performance-based nature.
Of the Company’s Named Executive Officers, only Mr. Chery participates in the Deferred Plan.
Nonqualified Deferred Compensation

	Executive Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Balance at Last FYE
Name	($) (1)	($) (2)	($)
Don J. Chery	50,272	2,806	53,078
____________________

(1)	Amount deferred pursuant to the Deferred Plan, which is reported as compensation to the Named Executive Officer.

(2)	Earnings on amount deferred under the Deferred Plan are credited at one-half of the Company’s current year return on average equity, or 6.25% in 2018.

Supplemental Executive Retirement Plan. In December 1995, the Board adopted a nonqualified and nonfunded SERP for executive officers and entered into separate SERP agreements with certain of the executives. The SERP is intended to supplement payments due to participants upon retirement under the Company’s qualified plans. In general, the SERP provides that Glacier will credit each participating executive’s account, on an annual basis, an amount equal to employer contributions that would have otherwise been allocated to the executive’s account under the tax-qualified plans were it not for limitations imposed by the Internal Revenue Code on participation in the Deferred Plan. Payments under the SERP are payable in a lump sum (with respect to Messrs. Copher and Chery) or in five annual installments (with respect to Mr. Chesler). Amounts credited to the executive’s account shall be paid to him on, or beginning on, the first day of the first month immediately following the month upon a payment trigger event, including (i) separation from service; (ii) attainment of age 65; (iii) any of the first five anniversary dates following his separation from service; or (iv) any of the first five anniversary dates following his attainment of age 65. In the event of a change in control, the amounts in the individual SERP accounts will be deposited into a trust, and the Company will continue to be obligated to provide for the benefits under the SERP. In the event the executive is terminated for cause (as defined in the SERP agreement), no benefits will be payable to the executive under the SERP, and all obligations of the Company with respect to the executive’s SERP will cease.
In 2005 and 2008, the SERP was amended principally to mirror the changes described above for the Company’s Deferred Plan; namely, permitting participants to make cash-out elections and new distribution elections and providing that, for years after 2004, the account balance for each participant will be credited with a rate of return that is equal to 50% of the Company’s return on average equity.

Pension Benefits

Name	Plan Name (1)	Number of Years Credited Service (#) (2)	Present Value of Accumulated Benefit ($) (3)	Payments During Last Fiscal Year ($)
Randall M. Chesler	SERP	N/A	213,682	0
Ron J. Copher	SERP	N/A	210,187	0
Don J. Chery	SERP	N/A	123,551	0
____________________

(1)	The terms of the SERP are described above in the section entitled “Supplemental Executive Retirement Plan.”

(2)	There are no minimum service requirements under the SERP.

(3)
Based on the amounts accrued through December 31, 2018, in the event the SERP is triggered, the Named Executive Officer could receive a payment in the amount stated in the table (i) payable in five annual installments for Mr. Chesler and (ii) in a lump-sum payment for each of Messrs. Copher and Chery.

2018 Employment Arrangements and Potential Payments Upon Termination or Change In Control
Below are summaries of certain arrangements between the Named Executive Officers and the Company or Glacier Bank. These summaries do not purport to include all of the provisions of the employment agreements with each Named Executive Officer, and this section is qualified in its entirety by reference to the full employment agreements which can be accessed through links in our exhibit index to our Form 10-K for the year ended December 31, 2018. The terms “Cause,” “Good Reason,” and “Change in Control” are defined in the respective employment agreements with each Named Executive Officer.
Randall M. Chesler
During 2017, Mr. Chesler’s employment was governed by an employment agreement that became effective June 18, 2015, with a term of August 1, 2015 to December 31, 2017. A new agreement was entered into effective March 5, 2018 and will continue until March 4, 2020 (the “Chesler Employment Agreement”). Mr. Chesler has served as President and CEO of each of Glacier Bank and the Company since January 1, 2017. Capitalized terms used in this section have the meanings ascribed to them in the Chesler Employment Agreement.
The Chesler Employment Agreement provides that, if Mr. Chesler’s employment had been terminated by the Company without Cause or by Mr. Chesler for Good Reason during 2018, Mr. Chesler would have received an amount equal to the greater of (i) the amount of base salary remaining to be paid during the Term or (ii) the amount he would have been entitled to receive under the Bank’s Severance Plan, in equal monthly installments over a period of three (3) years, beginning within thirty (30) days after Mr. Chesler’s separation from service.
If Mr. Chesler’s employment had been terminated by the Company or its successor without Cause either following the announcement of a Change in Control that subsequently occurred, within two years following a Change in Control, or if Mr. Chesler terminated his employment for Good Reason within two years of a Change in Control, the agreement provides that Mr. Chesler would be entitled to receive an overall amount equal to 2.99 times the compensation (as reportable on his IRS W-2 Form) received by Mr. Chesler from the Company for the most recent calendar year, payable in 36 monthly installments.
The agreement provides that payments to be received by Mr. Chesler would be reduced (i) by any compensation that he received from the Company or its successor following the Change in Control and/or after his termination of employment and (ii) to the extent that any payment or distribution of any type would constitute an “excess parachute payment” as defined in Section 280(G) of the Internal Revenue Code, the Total Payments will be reduced to the largest amount that will result in no portion of those payments being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.
In addition, the agreement includes a prohibition on competing with the Company or its subsidiaries during the term of the agreement and for a three-year period following his termination of employment.
Ron J. Copher
During 2017, Mr. Copher’s employment was governed by an employment agreement that became effective January 1, 2017. The agreement terminated December 31, 2017, and a new agreement was entered into effective March 5, 2018 and will continue until March 4, 2020 (the “Copher Employment Agreement”). Except as described below, the provisions of the Copher Employment Agreement are substantially the same as those within the Chesler Employment Agreement.
The Copher Employment Agreement provides that, if Mr. Copher’s employment had been terminated by the Company without Cause or by Mr. Copher for Good Reason during 2018, Mr. Copher would have received an amount equal to the greater of (i) the amount of base salary remaining to be paid during the Term or (ii) the amount he would have been entitled to receive under the Bank’s Severance Plan, in equal monthly installments over a period that is the greater of the remaining period of the Term or two (2) years after the termination of Mr. Copher’s employment, payable in 24 monthly installments.
If Mr. Copher’s employment had been terminated by the Company or its successor without Cause either following the announcement of a Change in Control that subsequently occurred, within two years following a Change in Control, or if Mr. Copher terminated his employment for Good Reason within two years of a Change in Control, the agreement provides that Mr. Copher would be entitled to receive an overall amount equal to two (2) times the compensation (as reportable on his IRS W-2 Form) received by Mr. Copher from the Company for the most recent calendar year, payable in 24 monthly installments.
In addition, the agreement includes a prohibition on competing with the Company or its subsidiaries during the term of the agreement and for a two-year period following his termination of employment.
Don J. Chery
The material terms of the 2018 employment agreement for Mr. Chery are the same as those for Mr. Copher.
Potential Payments Upon Termination or Change In Control
The table below shows the maximum amounts that could have been paid to each Named Executive Officer in 2018 under his respective agreement. The following information is based on the executive’s compensation at December 31, 2018 and assumes the triggering event occurred on December 31, 2018. Capitalized terms used in this section have the meanings ascribed to them in the respective executive’s employment agreement.

Randall M. Chesler	Termination by Company for Cause ($)	Termination by Company without Cause or by Executive for Good Reason ($)	Death ($)	Disability ($)	Change-In-Control Termination ($) (1)	Retirement ($)
Employment Agreement	-	927,545	-	-	4,208,177 (2)	-
Benefits Payable under SERP (3)	-	213,682	213,682	213,682	213,682	213,682
Profit Sharing Plan	24,250	24,250	24,250	24,250	24,250	24,250
Accrued Vacation (4)	55,520	55,520	55,520	55,520	55,520	55,520
Life Insurance (5)	-	-	50,000	-	-	-
STIP	-	486,292	486,292	486,292	486,292	486,292
LTIP (RSU Accelerated Vesting) (7)	-	-	871,719	871,719	-	-
TOTAL	79,770	1,707,289	1,701,463	1,651,463	4,987,921	779,744
____________________

(1)
Represents payments in the event of termination (i) by the Company without Cause within two years of a Change in Control; (ii) by the Company without Cause before a Change in Control and within six months of termination if a Change in Control occurs; or (iii) Mr. Chesler terminates his employment with Good Reason within two years of a Change in Control. To the extent that any payment or distribution of any type would constitute an “excess parachute payment” as defined in Section 280(G) of the Internal Revenue Code, the Total Payments will be reduced to the largest amount that will result in no portion of those payments being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. The amount shown does not reflect any adjustment that would be made in this regard.

(2)	Beginning within 30 days after a Change in Control; payable in 36 substantially equal monthly payments.

(3)	Payable in five annual installments.

(4)	Based on accrued hours times hourly pay rate.

(5)	Paid by a third party upon death.

(6)	Pursuant to the LTIP program document, Mr. Chesler’s unvested RSUs would have vested immediately only upon his death or disability.

Ron J. Copher	Termination by Company for Cause ($)	Termination by Company without Cause or by Executive for Good Reason ($)	Death ($)	Disability ($)	Change-In-Control Termination ($) (1)	Retirement ($)
Employment Agreement	-	512,852	-	-	1,534,150 (2)	-
Benefits Payable under SERP (3)	-	210,187	210,187	210,187	210,187	210,187
Profit Sharing Plan	29,068	29,068	29,068	29,068	29,068	29,068
Accrued Vacation (4)	31,344	31,344	31,344	31,344	31,344	31,344
Life Insurance (5)	-	-	50,000	-	-	-
STIP	-	207,242	207,242	207,242	207,242	207,242
LTIP (RSU Accelerated Vesting) (6)	-	-	334,393	334,393	-	-
TOTAL	60,412	990,693	862,234	812,234	2,011,991	477,841

____________________

(1)
Represents payments in the event of termination (i) by the Company without Cause within two years of a Change in Control; (ii) by the Company without Cause before a Change in Control and within six months of termination if a Change in Control occurs; or (iii) Mr. Chesler terminates his employment with Good Reason within two years of a Change in Control. To the extent that any payment or distribution of any type would constitute an “excess parachute payment” as defined in Section 280(G) of the Internal Revenue Code, the Total Payments will be reduced to the largest amount that will result in no portion of those payments being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. The amount shown does not reflect any adjustment that would be made in this regard.

(2)	Beginning within 30 days after a Change in Control; payable in 24 substantially equal monthly payments.

(3)	Payable in a lump sum.

(4)	Based on accrued hours times hourly pay rate.

(5)	Paid by a third party upon death.

(6)	Pursuant to the LTIP program document, Mr. Copher’s unvested RSUs would have vested immediately only upon his death or disability.

Don J. Chery	Termination by Company for Cause ($)	Termination by Company without Cause or by Executive for Good Reason ($)	Death ($)	Disability ($)	Change-In-Control Termination ($) (1)	Retirement ($)
Employment Agreement	-	435,727	-	-	1,164,958 (2)	-
Benefits Payable under SERP (3)	-	123,551	123,551	123,551	123,551	123,551
Profit Sharing Plan	26,972	26,972	26,972	26,972	26,972	26,972
Accrued Vacation (4)	14,306	14,306	14,306	14,306	14,306	14,306
Life Insurance (5)	-	-	50,000	-	-	-
STIP	-	171,517	171,517	171,517	171,517	171,517
LTIP (RSU Accelerated Vesting) (6)	-	-	278,331	278,331	-	278,331
TOTAL	41,278	772,073	664,677	614,677	1,501,304	614,677
____________________

(1)
Represents payments in the event of termination (i) by the Company without Cause within two years of a Change in Control; (ii) by the Company without Cause before a Change in Control and within six months of termination if a Change in Control occurs; or (iii) Mr. Chesler terminates his employment with Good Reason within two years of a Change in Control. To the extent that any payment or distribution of any type would constitute an “excess parachute payment” as defined in Section 280(G) of the Internal Revenue Code, the Total Payments will be reduced to the largest amount that will result in no portion of those payments being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. The amount shown does not reflect any adjustment that would be made in this regard.

(2)	Beginning within 30 days after a Change in Control; payable in 24 substantially equal monthly payments.

(3)	Payable in a lump sum.

(4)	Based on accrued hours times hourly pay rate.

(5)	Paid by a third party upon death.

(6)	Pursuant to the LTIP program document and the “Rule of 80,” Mr. Chery’s unvested RSUs would have vested immediately upon his death, disability, or retirement.

CEO Compensation Pay Ratio
As required by Item 402(u) of Regulation S-K, we are providing the following information for 2018, which is our last completed fiscal year:

•	The median of the annual total compensation of all Glacier employees (other than Mr. Chesler, our President and CEO), was $49,100; and

•	The annual total compensation of Mr. Chesler was $1,859,189.
Based on this information, the ratio for 2018 of the annual total compensation of our CEO to the median of the annual total compensation of all employees is 38 to 1.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described below. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
SEC rules allow us to identify our median employee once every three years unless there has been a change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change in our pay ratio disclosure. We believe there have been no changes in our employee population or employee compensation arrangements that would result in a significant change to this pay ratio disclosure. Therefore, we are using the same median employee identified last year for this year’s disclosure.
We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the annual total compensation of our median employee and CEO:

•	The median employee was identified for 2017 based on the employee population on December 31, 2017, which consisted of all full-time, part-time, temporary, and seasonal employees employed on that date.

•
To find the median of the annual total compensation of all our employees (other than our CEO), we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for the fiscal year 2017. In making this determination, we annualized the compensation of full-time and part-time permanent employees who were employed on December 31, 2017 but who did not work for us the entire year. No full-time equivalent adjustments were made for part-time employees.

•	We identified our median employee using this compensation measure and methodology, which was consistently applied to all employees who were included in the calculation.

•
Based on our decision to use the same median employee identified in 2017, we reviewed 2018 compensation for this median employee, which was calculated by adding together all elements of this employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $49,100.

•	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2018 Summary Compensation Table.

Compensation of Directors

The Compensation Committee has authority over director compensation subject to the Board’s authority to approve changes. Our directors receive cash compensation and stock awards. Glacier does not pay directors who are also employees of the Company additional compensation for their service as directors.
The following table shows compensation paid or accrued for 2018 to Glacier’s non-employee directors. These directors, with the exception of Mr. Boyles, also serve on the board of directors of Glacier Bank. Mr. Chesler is not included in the table as he was an employee of Glacier in 2018 and thus received no compensation for his services as a director. The footnotes to the table describe the details of each form of compensation paid to directors.
Director Compensation Table

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)		Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
	(1)		(2) (3)		(4)			(5)
David C. Boyles	19,500	(6)	-	(7)	-	12,600	(8)	32,100
Sherry L. Cladouhos	46,000		30,017		7,191	-		83,208
James M. English	46,000		30,017		-	20,180	(9)	96,197
Annie M. Goodwin	46,000		30,017		-	-		76,017
Dallas I. Herron	59,000	(10)	30,017		10,802	-		99,819
Craig A. Langel	46,000		30,017		-	-		76,017
Douglas J. McBride	46,000		30,017		15,708	12,300	(11)	104,025
John W. Murdoch	39,000		30,017		11,628	3,000	(12)	83,645
Mark J. Semmens	39,000		30,017		-	-		69,017
George R. Sutton	39,000		36,267	(13)	-	-		75,267
____________________

(1)	Directors are paid an annual retainer of $39,000, and committee chairpersons are paid an annual retainer of $7,000.

(2)
Represents the grant date fair value of the stock awards, based on the per-share price of Glacier’s common stock at the close of business on February 15, 2018 ($39.81), the date on which the stock awards were granted. The fair value of these awards was determined in accordance with FASB ASC Topic 718. Assumptions used to calculate these amounts are set forth in the notes to the Company’s audited financial statements for the fiscal year ended December 31, 2018, included in the Company’s accompanying Annual Report.

(3)	The stock awards were fully vested at the time of grant.

(4)	The amount represents the above-market earnings on nonqualified deferred compensation. Earnings are credited at one-half of the Company’s current year ROE.

(5)	Amount includes all Board and committee chairperson fees earned or deferred in 2018.

(6)	Amount reflects fees earned for a partial year (six months) of service. Mr. Boyles was appointed to the Company’s Board effective July 1, 2018.

(7)	Mr. Boyles was not granted a stock award for 2018 because his service to the Company began in July 2018.

(8)	Amount reflects fees earned for a partial year (11 months) of service as a director of Collegiate Peaks Bank, a division of Glacier Bank.

(9)	Amount reflects fees earned for service as a director of Mountain West Bank, a division of Glacier Bank.

(10)	Amount includes $20,000 for service as Chairman of the Board.

(11)	Amount reflects fees earned for service as a director of Western Security Bank, a division of Glacier Bank.

(12)	Amount reflects fees earned for service as a Glacier Bank committee liaison.

(13)	Mr. Sutton was appointed to the Board on September 27, 2017. Amount reflects shares issued for service in 2017 and 2018.

Director Equity Compensation

Directors’ Stock Awards
Equity awards for 2018, as set forth in the Director Compensation Table above, were made to non-employee directors in February 2018 under Glacier’s 2015 Plan.
Report of Compensation Committee

The Compensation Committee of the board of directors makes the following report which, notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) as required by Item 402(b) of Regulation S-K with management, and, based on that review and those discussions, the Compensation Committee recommended to the Board that the CD&A be included as part of this Proxy Statement and 2018 Annual Report on Form 10-K.
Compensation Committee Members
♦ Sherry L. Cladouhos (Chairman) ♦ David C. Boyles (effective July 1, 2018) ♦ James M. English ♦
♦ Annie M. Goodwin ♦ Dallas I. Herron ♦ Craig A. Langel ♦ Douglas J. McBride ♦
♦ John W. Murdoch ♦ Mark J. Semmens ♦ George R. Sutton ♦

PROPOSAL NO. 2

ADVISORY (NON-BINDING) VOTE
ON EXECUTIVE COMPENSATION

Our shareholders are entitled to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with Section 14A of the Exchange Act. At the 2017 annual meeting, as recommended by the Board, shareholders voted on an advisory (non-binding) basis to hold such an advisory (non-binding) vote, also known as the Say-on-Pay vote, annually.
Accordingly, we are providing you the opportunity as a shareholder to endorse or not endorse our executive compensation programs through an advisory vote for or against the following non-binding resolution:
“RESOLVED, that the Company’s shareholders APPROVE, on an advisory (non-binding) basis, the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K and including the Compensation Discussion and Analysis, compensation tables, and related narrative discussion in the proxy statement.”

We invite you to consider the details of our executive compensation programs provided under the section entitled “Compensation Discussion and Analysis” in this Proxy Statement. That section provides you with information about the structure of our executive compensation program and the objectives that our compensation program is intended to achieve.
Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee values the opinions that our shareholders express in their votes and will take into account the outcome of the vote when considering future executive compensation arrangements.
The proposal to approve the advisory (non-binding) vote on executive compensation requires the affirmative vote FOR of a majority of the shares present and voting on this matter.
The Board unanimously recommends a vote FOR approval of the compensation of Glacier’s Named Executive Officers as described in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative discussion in this Proxy Statement.

AUDITORS

Fees Paid to Independent Registered Public Accounting Firm
BKD, LLP was selected by the Company to serve as the Company’s independent public accountants for the 2018 fiscal year, and the shareholders of the Company ratified the selection at the 2018 annual meeting of shareholders in April 2018. The Company has selected BKD, LLP to serve as the Company’s independent public accountants for the 2019 fiscal year, and the shareholders of the Company are being asked to ratify the selection at the 2019 Annual Meeting.
The following table sets forth the aggregate fees charged to Glacier by BKD, LLP for audit services rendered in connection with the audited consolidated financial statements and reports for the 2018 and 2017 fiscal years.

Fee Category	Fiscal 2018	% of Total	Fiscal 2017	% of Total
Audit Fees	$1,005,808	96.7	$1,066,736	97.2
Audit-Related Fees	34,025	3.3	30,350	2.8
Tax Fees	-	-	-	-
All Other Fees	-	-	-	-
Total Fees	$1,039,833	100.0%	$1,097,086	100.0%

Audit Fees. Consists of fees billed to Glacier for professional services rendered by BKD, LLP in connection with the audits of the Company’s financial statements, the effectiveness of internal controls over financial accounting, the reviews of financial statements included in Glacier’s Forms 10-Q and Form 10-K, and the services to Glacier in connection with statutory or regulatory filings or engagements.
Audit-Related Fees. Fees in both 2018 and 2017 include technical accounting research and consultation relating to adoption and implementation of new and revised financial accounting and reporting standards.
Tax Fees. There were no fees incurred for tax services for the fiscal years ended December 31, 2018 and 2017.

All Other Fees. There were no fees for services not included above for the fiscal years ended December 31, 2018 and 2017.
In considering the nature of the services provided by BKD, LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with BKD, LLP and Company management to determine that the services are permitted under the rules and regulations concerning auditor independence promulgated by (i) the SEC to implement the Sarbanes-Oxley Act of 2002 and (ii) the American Institute of Certified Public Accountants.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
The services performed by BKD, LLP in 2018 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax, and other services (collectively, “Disclosure Categories”) that BKD, LLP may perform. The policy requires that, prior to the beginning of each fiscal year, a description of the services (“Service List”) expected to be performed by BKD, LLP in each of the Disclosure Categories in the following fiscal year be presented to the Audit Committee for approval.
Services provided by BKD, LLP during the following year that were included in the Service List were pre-approved following the policies and procedures of the Audit Committee.
Any requests for audit, audit-related, tax, and other services not contemplated on the Service List must be submitted to the Audit Committee for specific pre-approval, and services cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman of the Audit Committee must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.
In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Providing a range of fees for a service provides appropriate oversight and control of the independent auditor relationship, while permitting the Company to receive immediate assistance from BKD, LLP when time is of the essence.
The Audit Committee reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees for the fiscal year.

Report of Audit Committee

The Audit Committee of the board of directors makes the following report which, notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.
The Board has determined that the current members of the Audit Committee meet the independence requirements as defined under the NASDAQ listing standards and that each of Craig A. Langel, Mark J. Semmens and George R. Sutton meets the “audit committee financial expert” qualifications, as defined by SEC rules.
Management has the primary responsibility for the financial statements and the reporting process of the Company, including the systems of internal controls. The Audit Committee is responsible for overseeing Glacier’s financial reporting processes on behalf of the Board.
The Audit Committee has met and held discussions with management and Glacier’s independent auditors. Management represented to the Audit Committee that Glacier’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by AS 1301 (Communications with Audit Committees).
Our independent auditors also provided to the Audit Committee the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditors the independent auditors’ independence.
Based on the Audit Committee’s review of the audited consolidated financial statements and the various discussions with management and the independent auditors noted above, the Audit Committee recommended that the Board include the audited consolidated financial statements in Glacier’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC.
Audit Committee Members
♦ Craig A. Langel (Chairman) ♦ David C. Boyles (effective July 1, 2018) ♦
♦ Sherry L. Cladouhos ♦ James M. English ♦ Annie M. Goodwin ♦ Dallas I. Herron ♦
♦ Douglas J. McBride ♦ John W. Murdoch ♦ Mark J. Semmens ♦ George R. Sutton ♦

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

BKD, LLP currently serves as our independent registered public accounting firm and conducted the audit of our financial statements for the fiscal years ended December 31, 2005 through December 31, 2018. The Audit Committee has appointed BKD, LLP to serve as Glacier’s independent registered public accounting firm to conduct an audit of the financial statements for fiscal year 2019.

Appointment of Glacier’s independent registered public accounting firm is not required to be submitted to a vote of our shareholders for ratification. However, upon the recommendation of the Audit Committee, the Board has determined to submit the selection of auditors to our shareholders for ratification. In the event our shareholders fail to ratify the appointment, the Audit Committee may reconsider whether or not to retain BKD, LLP and may retain BKD, LLP or another firm without re-submitting the matter to our shareholders. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in Glacier’s and its shareholders’ best interests.
Representatives of BKD, LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.
The Board unanimously recommends a vote FOR the ratification of the appointment of BKD, LLP to serve as Glacier’s independent registered public accounting firm for the fiscal year ending December 31, 2019.
TRANSACTIONS WITH MANAGEMENT
Certain Transactions
Transactions between Glacier or its affiliates and related persons (including directors and executive officers of Glacier or their immediate family members) generally must be approved by the Audit Committee (or a comparable committee of independent disinterested directors), in accordance with the Statement of Policy with Respect to Related Person Transactions adopted by the Board. Under the policy, a transaction between Glacier or Glacier Bank and a “related person” will be consummated only if (i) the designated committee, or a majority of the disinterested independent members of the Board, approves or ratifies such transaction in accordance with the guidelines set forth in the policy and (ii) the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party.
During 2018, certain directors and executive officers (and their associates) of Glacier and Glacier Bank were customers of one or more of our bank divisions, and it is anticipated that such individuals will continue to be customers in the future. All transactions between Glacier Bank and such executive officers and directors (and their associates) were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the bank, and, in the opinion of management, did not involve more than the normal risk of collectability or present other unfavorable features.
OTHER BUSINESS
The Board knows of no other matters to be brought before the shareholders at the Annual Meeting. If other matters are properly presented for a vote at the Annual Meeting, the proxy holders will vote shares represented by properly executed proxies in their discretion in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Shareholder Proposals
In order for a shareholder proposal to be considered for inclusion in our Proxy Statement for next year’s annual meeting, the written proposal must be received by the Company no later than November 15, 2019 and should contain the information required under our Bylaws. Such proposals also need to comply with the SEC’s regulations regarding the inclusion of shareholder proposals in Company-sponsored proxy materials. No shareholder proposal from the floor will be considered at the annual meeting.
Director Nominations
Glacier’s Bylaws provide for the nomination of director candidates by its shareholders. In order to nominate one or more persons for election as directors, you must give written notice of your intent to make such nomination(s) by personal delivery or by U.S. mail, postage prepaid, no later than November 15, 2019. In addition, the notice must meet all other requirements contained in our Bylaws. Such notice should be sent to the attention of the Corporate Secretary of the Company and should contain the information set forth in the Company’s Bylaws including (a) the name and address of each proposed nominee and the number of shares of Glacier stock held by such nominee; (b) the principal occupation of each proposed nominee; (c) a description of any arrangements or understandings between the nominee and the nominating shareholder pursuant to which the nomination is being made; (d) your name and address; (e) the number of shares of Glacier stock you own of record; and (f) a consent of the nominee agreeing to the nomination. The presiding officer of the annual meeting may disregard your nomination if it does not contain the above information or otherwise does not meet the requirements set forth in our Bylaws.
The Nominating/Governance Committee will consider candidates for director recommended by any of our shareholders and will evaluate such recommendations in accordance with its charter, our Bylaws and the regular nominee criteria described above under the section entitled “Nominating/ Corporate Governance Committee.” This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible shareholders wishing to recommend a candidate for nomination should follow the procedures set forth in our Bylaws, as described above. In connection with its evaluation of a director nominee, the Nominating/Governance Committee may request additional information from the candidate or the recommending shareholder and may request an interview with the candidate. The Nominating/Governance Committee has discretion to decide which individuals to recommend for nomination as directors. Shareholders should submit any recommendations for director nominees at our 2020 annual meeting to us by November 15, 2019 (120 days prior to the anniversary of mailing this proxy statement).
Copy of Bylaws Provisions
You may contact Glacier’s Corporate Secretary for a copy of the relevant Bylaws provisions regarding the requirements for making shareholder proposals and nominating director candidates.
ANNUAL REPORT TO SHAREHOLDERS

Any shareholder may obtain without charge a copy of our Annual Report and/or Form 10-K filed with the SEC under the Exchange Act for the year ended December 31, 2018, including financial statements. Written requests for the Annual Report and/or Form 10-K should be addressed to: Corporate Secretary, 49 Commons Loop, Kalispell, Montana 59901. The Annual Report and Form 10-K are also available at www.glacierbancorp.com under the “Quick Links.”

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

In some cases, only one copy of this Proxy Statement is being delivered to multiple shareholders who share an address (unless we have received contrary instructions from one or more of the shareholders). We will deliver promptly, upon written request, a separate copy of this Proxy Statement to a shareholder at a shared address to which a single copy of the document was delivered. To request a separate delivery of these materials now or in the future, a shareholder may submit a written request to Glacier’s Corporate Secretary at the address above. A shareholder may also request these materials by calling (406) 756-4200. Additionally, any shareholders who are presently sharing an address and receiving multiple copies of either the Proxy Statement or the Annual Report and who would rather receive a single copy of such materials may instruct us accordingly by directing their request to us in the manner provided above.

March 14, 2019	BY ORDER OF THE BOARD OF DIRECTORS
/s/ Ron J. Copher
Ron J. Copher, Secretary

GLACIER BANCORP, INC.
ATTN: Ron Copher
49 COMMONS LOOP
KALISPELL, MT 59901

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Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/23/2019 for shares held directly and by 11:59 P.M. ET on 04/23/2019 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 04/23/2019 for shares held directly and by 11:59 P.M. ET on 04/23/2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1. To elect ten directors to serve on the board of directors until the 2020 annual meeting of shareholders;	☐	☐	☐	______

Nominees

01. David C. Boyles 02. Randall M. Chesler 03. Sherry L. Cladouhos 04. James M. English 05. Annie M. Goodwin
06. Dallas I. Herron 07. Craig A. Langel 08. Douglas J. McBride 09. John W. Murdoch 10. George R. Sutton

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. To vote on an advisory (non-binding) resolution to approve the compensation of Glacier Bancorp, Inc.'s named executive officers;	☐	☐	☐
3. To ratify the appointment of BKD, LLP as Glacier Bancorp, Inc.'s independent registered public accounting firm for the fiscal year ending December 31, 2019.	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000402303_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, 10K Wrap and Form 10-K are available at www.proxyvote.com

GLACIER BANCORP, INC.
Annual Meeting of Shareholders
April 24, 2019 9:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Dallas I. Herron and Craig A. Langel, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of GLACIER BANCORP, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, Mountain Time on April 24, 2019, at The Hilton Garden Inn, 1840 Highway 93 South, Kalispell, MT 59901, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000402303_2 R1.0.1.18